Exhibit 2.1

ASSET PURCHASE AGREEMENT

AMONG

TITAN INSURANCE SERVICES, INC.,

TITAN AUTO INSURANCE OF NEW MEXICO, INC.,

AS SELLERS

THI HOLDINGS (DELAWARE), INC.,

SOLELY FOR THE PURPOSE OF THE LIMITED GUARANTEE IN SECTION 7.11,

ACCEPTANCE INSURANCE AGENCY OF TENNESSEE, INC.,

AS BUYER

AND

FIRST ACCEPTANCE CORPORATION,

SOLELY FOR THE PURPOSE OF THE LIMITED GUARANTEE IN SECTION 1.4(c)

Dated as of April 27, 2015

Table of Contents

1.	PURCHASE AND SALE	1
	1.1. Purchase and Sale of Assets.	1
	1.2. Consents to Certain Assignments of Transferred Assets.	7
	1.3. Joint Information.	7
	1.4. Consideration; Payment.	7
	1.5. Closing.	8
	1.6. Commissions.	10
	1.7. Post-Closing Payment; Proration.	10
2.	REPRESENTATIONS AND WARRANTIES OF SELLERS	12
	2.1. Organization and Qualification.	12
	2.2. Authority.	12
	2.3. No Conflict; Required Filings and Consents.	12
	2.4. Compliance with Law.	13
	2.5. Litigation; Governmental Orders.	13
	2.6. Benefit Plans.	14
	2.7. Labor and Employment Matters.	15
	2.8. Taxes.	15
	2.9. Material Contracts.	16
	2.10. Policies; Commissions.	17
	2.11. Brokers.	17
	2.12. Title to Assets.	17
	2.13. Financial Statements.	18
	2.14. Absence of Certain Developments.	18
	2.15. Real Property.	18
	2.16. Intellectual Property.	19
	2.17. Permits.	21
	2.18. Affiliate Transactions.	21
	2.19. Exclusivity of Representations and Warranties.	21
3.	REPRESENTATIONS AND WARRANTIES OF BUYER	22
	3.1. Organization.	22
	3.2. Authority.	22
	3.3. No Conflict; Required Filings and Consents.	22
	3.4. Brokers.	23
	3.5. Compliance with Laws.	23
	3.6. Litigation; Governmental Orders.	24
	3.7. No Stockholder Vote Required.	24

	3.8. Sufficiency of Funds.	24
	3.9. Buyer Permits.	24
	3.10. Exclusivity of Representations and Warranties.	24
4.	COVENANTS	24
	4.1. Conduct of Business Prior to the Closing.	24
	4.2. Covenants Regarding Information.	26
	4.3. [Reserved]	27
	4.4. Notification of Certain Matters.	27
	4.5. Employee Benefits.	27
	4.6. Confidentiality.	29
	4.7. Consents and Filings; Further Assurances.	30
	4.8. Refunds and Remittances.	31
	4.9. Public Announcements.	31
	4.10. Litigation Support.	32
	4.11. Contact with Customers and Vendors.	32
	4.12. Transition Services Agreement; Reverse Transition Services Agreement.	32
	4.13. Brand Transition.	32
	4.14. Non-Solicitation.	32
	4.15. Lead Generation.	34
	4.16. Renewal Rights; Transition Plan.	34
	4.17. Licenses; Appointments.	35
	4.18. Third Party Carriers.	36
	4.19. Exclusivity.	37
	4.20. Unassumed Contracts.	37
5.	TAX MATTERS	38
	5.1. Purchase Price Allocation.	38
	5.2. Sellers’ Right to Represent.	38
	5.3. Buyer’s Right to Represent.	39
	5.4. Transfer Taxes.	39
	5.5. Cooperation.	39
	5.6. Dispute Resolution.	39
	5.7. Survival of Obligations.	40
6.	CONDITIONS TO CLOSING	40
	6.1. General Condition.	40
	6.2. Conditions to the Obligations of Sellers.	40
	6.3. Conditions to Obligations of Buyer.	41
7.	INDEMNIFICATION	42
	7.1. Survival of Representations and Warranties.	42

	7.2. Indemnification by Sellers.	43
	7.3. Indemnification by Buyer.	43
	7.4. Procedures.	44
	7.5. Limits on Indemnification.	46
	7.6. Assignment of Claims.	47
	7.7. Exclusive Remedy.	48
	7.8. No Set Off Right.	48
	7.9. Disclaimer of Implied Warranties	48
	7.10. Tax Treatment.	49
	7.11. Limited Guarantee.	49
	7.12. No Duplication.	49
8.	TERMINATION, AMENDMENT AND WAIVER	50
	8.1. Termination.	50
	8.2. Effect of Termination.	50
9.	GENERAL PROVISIONS	51
	9.1. Fees and Expenses.	51
	9.2. Amendment and Modification.	51
	9.3. Waiver.	51
	9.4. Notices.	51
	9.5. Interpretation.	53
	9.6. Entire Agreement.	53
	9.7. No Third-Party Beneficiaries.	54
	9.8. Governing Law.	54
	9.9. Submission to Jurisdiction.	54
	9.10. Waiver of Jury Trial.	54
	9.11. Disclosure Generally.	55
	9.12. Assignment; Successors.	55
	9.13. Enforcement.	55
	9.14. Severability.	56
	9.15. Attorneys Fees.	56
	9.16. Counterparts.	56
	9.17. Electronic Signatures.	56
	9.18. No Strict Construction.	56

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of April 27, 2015, by and among TITAN INSURANCE SERVICES, INC., a Texas corporation (“TISI”), TITAN AUTO INSURANCE OF NEW MEXICO, INC., a New Mexico corporation (“Titan New Mexico” and together with TISI, “Sellers”), THI HOLDINGS (DELAWARE), INC., a Delaware corporation (“THI”), solely for the purpose of the limited guarantee in Section 7.11 of this Agreement, ACCEPTANCE INSURANCE AGENCY OF TENNESSEE, INC., a Tennessee corporation (“Buyer”), and FIRST ACCEPTANCE CORPORATION, a Delaware corporation (“First Acceptance”), solely for the purpose of the limited guarantee in Section 1.4(c) of the Agreement.  Sellers and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITAL

Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Sellers’ business, assets and properties constituting the Retail Store Insurance Business, as more specifically described in this Agreement, all upon the terms and subject to the conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.PURCHASE AND SALE

1.1.	Purchase and Sale of Assets.
(a)	Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing:
(i)

Sellers shall sell, assign, transfer, convey and deliver to Buyer all of Sellers’ right, title and interest as of the Closing Date in, to and under the Transferred Assets that consist of tangible personal property and interests in real property, free and clear of all Encumbrances, except for Permitted Encumbrances; and

(ii)

Buyer shall purchase, acquire, accept and pay for the Transferred Assets.  “Transferred Assets1.1(a)(ii)" ” shall mean all of Sellers’ rights, titles and interests under all of the following assets, properties and rights of every kind and nature, whether tangible or intangible, whether real or personal and wherever located and by whomever possessed, primarily or exclusively related to the Retail Store Insurance Business (other than the Excluded Assets), as they exist at the time of the Closing:

(A)

insurance expirations, renewal rights and any associated customer lists and data (the “Renewal Rights1.1(a)(ii)(A)" ”) relating to any Policies placed through the Retail Store Insurance Business (the “Existing Policies1.1(a)(ii)(A)" ”);

(B)

subject to Section 1.2, all of Sellers’ rights existing under Contracts primarily or exclusively related to the Retail Store Insurance Business as set forth on Section 1.1(a)(ii)(B) of the Disclosure Schedules (the “Transferred Contracts1.1(a)(ii)(B)" ”);

(C)

all furniture, fixtures, equipment, tools, office equipment, supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by the Sellers or where any of the Sellers’ properties and assets may be situated that are primarily or exclusively used by or associated with the Retail Store Insurance Business set forth on Section 1.1(a)(ii)(C)(1) of the Disclosure Schedules (the “Tangible Personal Property1.1(a)(ii)(C)" ”), but excluding items set forth on Section 1.1(a)(ii)(C)(2) of the Disclosure Schedules (the “Excluded Tangible Personal Property1.1(a)(ii)(C)" ”);

(D)	the Agency Management System;
(E)

the right to receive and retain mail and other communications primarily or exclusively related to the Retail Store Insurance Business, and the telephone, fax and post office box numbers relating to the Leased Locations that are used by Sellers to engage in the Retail Store Insurance Business including those identified on Section 1.1(a)(ii)(E) of the Disclosure Schedules;

(F)

all real property leased by Sellers, including all rights under the real property leases and subleases set forth on Section 1.1(a)(ii)(F) of the Disclosure Schedules (“Real Property Leases1.1(a)(ii)(F)" ”) and all rights to easements, servitudes, licenses, rights of way, permits and all appurtenances to such leased property, including, without limitation, all appurtenant rights in and to public streets, whether or not vacated pursuant to the leases for that real property, held by Sellers and associated with or used primarily or exclusively by the Retail Store Insurance Business (collectively, the “Real Property1.1(a)(ii)(F)" ”);

(G)

all leasehold improvements and all equipment (including all transportation and office equipment), fixtures, trade fixtures and furniture owned by the Sellers and used by them primarily or exclusively in the Retail Store Insurance Business wherever located, including, without limitation, all such items which are located in any building, office or other space leased, owned or occupied by the Sellers or used in connection with the Real Property (the “Leasehold Improvements1.1(a)(ii)(G)" ”), but excluding Leasehold Improvements to the extent that title to the Leasehold Improvements is subject to reversion to the landlord or other third party upon the expiration or termination of such lease;

(H)

all Permits (to the extent transferable), which are held by Sellers and primarily or exclusively used in connection with the Retail Store Insurance Business as currently conducted at the Leased Locations or for the ownership and use of the Transferred Assets, including, without limitation, those listed on Section 2.3(b) of the Disclosure Schedules;

(I)

claims, deposits, warranties, guarantees, refunds, causes of action, choses of action, rights of recovery, rights of set-off and rights of recoupment of any kind primarily or exclusively related to the Retail Store Insurance Business set forth on Section 1.1(a)(ii)(I)(1) of the Disclosure Schedules, but excluding the items set forth on Section 1.1(a)(ii)(I)(2) of the Disclosure Schedules;

(J)

Prepayments and prepaid expenses primarily or exclusively related to the Retail Store Insurance Business set forth on Section 1.1(a)(ii)(J)(1) of the Disclosure Schedules, but excluding items set forth on Section 1.1(a)(ii)(J)(2) of the Disclosure Schedules;

(K)

the Books and Records, provided, however, that Sellers may retain copies of and access to the Books and Records necessary to collect all accounts receivable and service accounts payable of Sellers or to comply with applicable Law;

(L)	all commissions, profit sharing commissions, bonus commissions, prizes, override commissions received after the Closing Date;
(M)	any interest in or right to any refund of Taxes other than Excluded Taxes; and

(N)

except as specified in Section 1.1(b) below, all other property owned by the Sellers, or in which any Seller has an interest on the Closing Date primarily or exclusively related to the Retail Store Insurance Business, including, without limitation, the property set forth on Section 1.1(a)(ii)(N) of the Disclosure Schedules.

(b)

Excluded Assets. Notwithstanding anything contained in Section 1.1(a) to the contrary, Sellers are not selling, and Buyer is not purchasing, any assets other than those specifically listed or described in Section 1.1(a), and without limiting the generality of the foregoing, the term “Transferred Assets1.1(b)" ” shall expressly exclude the following assets of Sellers, all of which shall be retained by Sellers (collectively, the “Excluded Assets1.1(b)" ”):

(i)	all of Sellers’ cash, cash equivalents and marketable securities;
(ii)	all of Sellers’ bank accounts;
(iii)

relationships with clients and individuals who have submitted insurance applications prior to the Closing Date in connection with claims, underwriting, and associated goodwill (the “Claims and Underwriting Goodwill1.1(b)(iii)" ”), including all underwriting files, claims files or other records used by an insurance underwriter or claims administrator (1) with regard to such relationships, or (2) of any insurance company Affiliates of Sellers;

(iv)

all corporate books and records of internal corporate proceedings (including minute books), Tax records, work papers and books and records that Sellers are required by Law to retain (provided, that Sellers shall provide to Buyer copies of such records, work papers, books and records and other documents to the extent primarily or exclusively related to the operation of the Retail Store Insurance Business and permitted by applicable Law);

(v)	any interest in or right to any refund of Excluded Taxes;
(vi)	except as specifically provided in Section 4.5, any assets relating to any Seller Benefit Plan;
(vii)	all rights, claims and causes of action exclusively relating to any Excluded Asset or any Excluded Liability;
(viii)	all assets, rights and claims of Sellers not used or held for use primarily or exclusively in the Retail Store Insurance Business;
(ix)	all Intellectual Property owned by Sellers and their Affiliates;
(x)	all of Sellers’ Contracts other than the Transferred Contracts;

(xi)	the Technology Systems owned by Sellers and their Affiliates other than the Agency Management System;
(xii)	all rights of Sellers under this Agreement and the Ancillary Agreements;
(xiii)	all insurance policies placed by Sellers and all rights to applicable claims and proceeds thereunder;
(xiv)	Joint Information to the extent provided in Section 1.3;
(xv)

books, records, files, documents, correspondence and other usual and customary records, in each case that are not primarily or exclusively related to the Retail Store Insurance Business and not Books and Records as defined herein;

(xvi)

materials and supplies, including advertising, marketing and promotional materials, and all other printed or written materials that are neither primarily or exclusively related to the Retail Store Insurance Business nor located at a Leased Location;

(xvii)	all rights to any Action unrelated to and not arising from the Retail Store Insurance Business being pursued by either Seller, whether arising by counterclaim or otherwise;
(xviii)	all commissions, profit sharing commissions, bonus commissions, prizes, override commissions, received prior to or on the Closing Date;
(xix)	any other asset of the Sellers or their Affiliates that is not primarily or exclusively related to the Retail Store Insurance Business; and
(xx)	any asset of the Sellers set forth on Section 1.1(b)(xx) of the Disclosure Schedules.
(c)

Assumed Liabilities. Subject to Section 1.1(d) below, in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, Buyer shall assume and pay, discharge, perform or otherwise satisfy the following liabilities and obligations, whether known or unknown, absolute, accrued, contingent or otherwise, to the extent, primarily or exclusively relating to the Retail Store Insurance Business and the Transferred Assets other than the Excluded Liabilities (the “Assumed Liabilities1.1(c)" ”):

(i)

all liabilities and obligations (including any such liabilities or obligations of Sellers), accruing, arising out of or relating to the conduct or operation of the Retail Store Insurance Business, or the ownership or use of the Transferred Assets, from and after the Effective Time;
(ii)	any Taxes to be paid by Buyer pursuant to Article 5;
(iii)	all post-Closing performance of the Sellers under the Transferred Contracts, from and after the Effective Time;
(iv)	all liabilities assumed by Buyer pursuant to Sections 4.5 and 4.8;
(v)	the Post-Closing Commission Liabilities; and
(vi)	any liabilities or obligations of the Sellers reflected on Section 1.1(c)(vi) of the Disclosure Schedules.
(d)

Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer is not assuming and Sellers shall pay, perform, discharge or otherwise satisfy, the following liabilities and obligations, whether known or unknown, absolute, accrued, contingent or otherwise (the “Excluded Liabilities1.1(d)" ”):

(i)	all liability not expressly assumed by Buyer and all liability retained by Sellers pursuant to Section 4.5 arising in respect of or relating to the Employees or any Seller Benefit Plan; and
(ii)	any liabilities or obligations arising out of or relating to Sellers’ ownership or operation of the Retail Store Insurance Business and the Transferred Assets prior to the Effective Time;
(iii)	any liabilities or obligations relating to or arising out of the Excluded Assets;
(iv)

any liabilities or obligations for (i) Excluded Taxes, (ii) any Income Taxes of Sellers or Affiliates of Sellers for any taxable period and (iii) Transfer Taxes, except to the extent provided in Section 5.4;

(v)

any liabilities or obligations of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others, except to the extent provided in Section 5.4;

(vi)	any Indebtedness of the Sellers or their Affiliates;

(vii)	all Return Commissions and chargebacks received on or before the Closing Date; and
(viii)	any liabilities and obligations of Sellers set forth on Section 1.1(d)(viii) of the Disclosure Schedules.
1.2.	Consents to Certain Assignments of Transferred Assets.

Notwithstanding anything in this Agreement or any Ancillary Agreements to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, Permit, Transferred Contract, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a Third Party or Governmental Authority, would constitute a breach or other contravention under any agreement or Law to which Sellers are a party or by which they are bound, or would create an unduly burdensome condition, change or modification to or would in any way materially and adversely impact the rights of Sellers or, upon transfer, Buyer under such asset, Permit, Transferred Contract, claim or right. Sellers shall use their respective commercially reasonable efforts to obtain any approvals, authorizations, consents or waivers required to assign to Buyer any Transferred Asset that requires the consent of a Third Party or Governmental Authority, without any conditions to such transfer or changes or modifications of terms thereunder; provided that such commercially reasonable efforts shall not require Sellers to pay any consideration to any Third Party. Provided that Sellers comply with their obligations set forth in this Section 1.2, Buyer agrees that Sellers shall not have any liability to Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom. Buyer shall cooperate with Sellers in good faith in obtaining any approvals, authorizations, consents or waivers of Third Parties or Governmental Authorities required to assign Buyer any Real Property Leases, Permits, Contracts or other assets.

1.3.	Joint Information.

Sellers shall retain ownership of the Joint Information for use in connection with their or their Affiliates’ activities, including without limitation the activities of Sellers and their Affiliates’ agency force, that are not involved directly in the Retail Store Insurance Business or otherwise prohibited by this Agreement, including Section 4.14 hereof.  Buyer acknowledges that the transfer by Sellers to Buyer hereunder of Sellers’ right, title and interest in and to the Joint Information is limited to a transfer of the ownership of the right to the use of such information to engage in the Retail Store Insurance Business.  Sellers shall provide Buyer with copies of or access to the Joint Information.

1.4.	Consideration; Payment.
(a)

In full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to Buyer, Buyer shall (i) pay to Seller an amount equal to thirty-four million five hundred thousand Dollars ($34,500,000) (the “Closing Payment1.4(a)" ”) and (ii) assume the Assumed Liabilities (collectively with the Closing Payment, the “Purchase Price1.4(a)" ”).

The Purchase Price shall be subject to adjustment as provided in Sections 1.6, 1.7, 4.8, 4.18 and 7.10.  The Closing Payment shall be paid at the Closing to Sellers by wire transfer of immediately available funds in United States dollars, to a bank account designated in writing by Sellers to Buyer at least two (2) Business Days prior to the Closing.

(b)

Buyer shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be withheld or deducted under any applicable Law with respect to the making of such payment; provided, that Buyer shall notify Sellers and the Parties shall mutually agree on such amounts prior to Buyer making any such withholding or deduction. To the extent that amounts are so withheld or deducted and paid over to the applicable Taxing Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(c)

To induce Sellers to enter into the Agreement, First Acceptance absolutely, unconditionally and irrevocably guarantees to Sellers and their successors, endorsees and assigns, the timely and punctual payment and performance when due of all obligations of Buyer and its successors and assigns under Section 1.4(a) of the Agreement (the “Buyer Obligations1.4(c)" ”).  Sellers shall not be required to proceed first against Buyer or its successors or assigns before proceeding against First Acceptance in respect of the Buyer Obligations.  Sellers shall not be obligated to file any claim relating to the Buyer Obligations in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of Sellers to so file shall not affect First Acceptance’s obligations hereunder.  First Acceptance shall not exercise or enforce against Buyer any right of contribution, reimbursement, recourse or subrogation as to any matter for which a claim has been asserted by Sellers until all of the Buyer Obligations with respect to all such asserted claims have been fully paid and performed. The provisions of this Section 1.4(c) shall remain in full force and effect and shall be binding on First Acceptance, its successors and assigns until all of the Buyer Obligations have been satisfied in full.  First Acceptance reserves the right to assert defenses that Buyer may have to the performance of any Buyer Obligations other than defenses arising from the bankruptcy or insolvency of Buyer. This Section 1.4(c) may not be amended, modified, or rescinded in any manner without the prior written consent of Seller.

1.5.	Closing.
(a)

The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing1.5(a)" ”) to be held at the offices of Sellers at One Nationwide Plaza in Columbus, Ohio at 10 a.m. Eastern Time on the later of (i) July 1, 2015 or (ii) the first (1st) Business Day of the month immediately following the month in which the Parties satisfy or, to the extent permitted by applicable Law, waive all conditions to the obligations of the Parties set forth in Article 6 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place, time or date as Sellers and Buyer mutually may agree in writing; provided, however, that Sellers shall have the option (the “Sellers’ Extension Option1.5(a)" ”) to extend the Closing until not later than November 1, 2015 by giving written notice to Buyer of the date to which the Closing has been extended (the “ Sellers’ Extension Date1.5(a)" ”), if each of the conditions set forth in Article 6 have been satisfied or waived (to the extent legally permitted), except for the condition set forth in either Section 6.3(d) or Section 6.3(e), and if Sellers are complying with their obligations under Section 4.7(b). The day on which the Closing takes place is referred to as the “Closing Date1.5(a)" .” The Closing shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date (“Effective Time1.5(a)" ”).

(b)

At the Closing, Sellers shall deliver to Buyer, bills of sale, assignments of leases and contracts and all other instruments of conveyance which are necessary or desirable to effect transfer of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), in form and substance reasonably satisfactory to Buyer.  In addition, Sellers shall deliver or cause to be delivered to Buyer the following:

(i)	duly executed copies of each of the Ancillary Agreements;
(ii)	duly executed certificate of an executive officer of each Seller pursuant to Sections 6.3(a); and
(iii)

(A) a non-foreign affidavit for each Seller, dated as of the Closing Date, in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code, and (B) an Internal Revenue Service Form W-9 duly executed by each Seller; and

(iv)	such other documents required to be delivered by Sellers under Article 6.
(c)	At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:
(i)	wire transfer of the Closing Payment in immediately available funds to the account of Sellers in accordance with Section 1.4;
(ii)	duly executed copies of each of the Ancillary Agreements;

(iii)	duly executed certificate of an executive officer of Buyer pursuant to Section 6.2(a); and
(iv)	such other documents required to be delivered by Buyer under Article 6.
1.6.	Commissions.
(a)

All commissions, profit sharing commissions, bonus commissions, prizes, and override commissions received prior to or on the Closing Date shall belong to Sellers and the amounts so received shall be considered an Excluded Asset.  Buyer or its successor or designee shall be entitled to all commissions, profit sharing commissions, bonus commissions, prizes and override commissions received, or which would have been received by, Sellers after the Closing Date and the amounts so received shall be considered a Transferred Asset.  All Return Commissions and chargebacks received after the Closing Date shall belong to or be charged to Buyer.  The Parties hereby agree that all Return Commissions and chargebacks and fees (i) received by Sellers on or before the Closing Date shall be considered an Excluded Liability and (ii) received by, or which would have been received by, Sellers after the Closing Date shall be considered an Assumed Liability (the amounts referenced in this clause (ii), the “Post-Closing Commission Liabilities1.6(a)" ”).  Notwithstanding anything herein to the contrary, the Parties have agreed that the Post-Closing Commission Liabilities shall be equal to $2,000,000 (the “Cancellation Amount1.6(a)" ”).  The Cancellation Amount shall be deducted from the Purchase Price paid at Closing.  Sellers shall promptly remit to Buyer or its successor or designee any funds received by Sellers for Policies written subsequent to the Closing Date.

(b)

Sellers will (i) deposit all commissions and service fees that are related to the Existing Policies and received by Sellers after the Closing Date into a bank account designated by Buyer or its successor or designee within five (5) Business Days of receipt by Sellers, and (ii) forward to Buyer or its successor or designee copies of all earnings statements from insurance carriers related to the Existing Policies within five (5) Business Days of receipt by Sellers.

1.7.	Post-Closing Payment; Proration.
(a)

Within ninety (90) days following the Closing, Sellers shall prepare in good faith and deliver to Buyer a schedule of receivables and payables including prepayments and prepaid expenses set forth on Section 1.1(a)(ii)(I)(1) of the Disclosure Schedules and certain items set forth on Section 1.1(a)(ii)(J)(1) of the Disclosure Schedules relating to the applicable Transferred Assets prorated on an accrual basis as of the Effective Time (the “Preliminary Proration Schedule1.7(a)" ”).  The Preliminary

Proration Schedule shall be substantially in the form set forth on Section 1.7 of the Disclosure Schedules.  The purpose and intent of such proration is that Sellers shall bear the expenses of ownership and operation of the applicable Transferred Assets, and shall receive the benefit of the income therefrom, accruing prior to the Effective Time, and Buyer shall bear the expenses of ownership and operation of the applicable Transferred Assets, and shall receive the benefit of the income therefrom, accruing on and after the Effective Time.  The Preliminary Proration Schedule shall be final (the “Proration Schedule1.7(a)" ”) upon the earliest of:  (1) the failure of Buyer to notify Sellers of a dispute within 20 Business Days following receipt by Buyer of the information described in this Section 1.7(a); (2) the resolution of all disputes with respect to this Section 1.7(a) pursuant to Section 1.7(b) by Sellers and Buyer; or (3) the resolution of all disputes with respect to this Section 1.7(a) pursuant to Section 1.7(b) by the Third Party Accountant.

(b)

If Buyer disputes the Preliminary Proration Schedule, the Parties shall first negotiate in good faith to agree on any proposed revisions, and any resolution by them as to any disputed amounts or calculations shall be final, binding and conclusive on the Parties. If Sellers and Buyer are unable to reach a resolution with such effect within twenty (20) Business Days, Sellers and Buyer shall submit the items remaining in dispute for resolution to a nationally recognized firm of independent certified public accountants (the “Third Party Accountant1.7(b)" ”), which shall, within thirty (30) days of its selection, determine and report to Sellers and Buyer upon such remaining disputed items or calculations, and such report shall be final, binding and conclusive on the Parties to the fullest extent permitted under applicable Law and may be enforced in any court having jurisdiction; provided that in no event shall the Third Party Accountant’s determination of such remaining disputed items or calculations be for an amount that is outside the range of Buyer’s and Sellers’ disagreement. The fees and expenses relating to the foregoing work by the Third Party Accountant shall be borne by Buyer and Sellers in inverse proportion as they may prevail on the matters, questions and issues resolved by the Third Party Accountant, which proportionate allocation will also be determined by the Third Party Accountant and be included in the Third Party Accountant’s written report. The provisions in this Section 1.7(b) relating to resolutions of disputes by the Third Party Accountant are not intended to and shall not be interpreted to require that the Parties refer to such a firm: (i) any dispute arising out of a breach by one of the Parties of its obligations under this Agreement; or (ii) any dispute the resolution of which requires the construction or interpretation of this Agreement (apart from the mathematical calculation of payments pursuant to Section 1.7(a)).

(c)

The net amount due and owing pursuant to the Proration Schedule shall be paid by the applicable Party or Parties to the other Party or Parties within five (5) Business Days following finalization of the Proration Schedule, by wire transfer of immediately available funds in United States dollars to a bank account designated in writing by the receiving Party or Parties.

2.REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules2" ”), Sellers hereby jointly and severally represent and warrant to Buyer as follows:

2.1.	Organization and Qualification.

TISI is a corporation duly organized, validly existing and in good standing under the Laws of Texas and has all necessary entity power and authority to own, lease and operate the Transferred Assets owned by it and to carry on the Retail Store Insurance Business as it is now being conducted. Titan New Mexico is a corporation duly organized, validly existing and in good standing under the Laws of New Mexico and has all necessary entity power and authority to own, lease and operate the Transferred Assets owned by it and to carry on the Retail Store Insurance Business as it is now being conducted. Each Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, be material.

2.2.	Authority.

Each Seller has full corporate power and authority, as applicable, to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Seller will be a party will have been, duly executed and delivered by each Seller. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Seller will be a party will constitute, the legal, valid and binding obligations of each Seller, enforceable against such Seller in accordance with its and their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

2.3.	No Conflict; Required Filings and Consents.
(a)

The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which such Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i)	conflict with or violate the articles of incorporation or by-laws of such Seller;
(ii)

conflict with or violate any Law applicable to such Seller, the Retail Store Insurance Business or any of the Transferred Assets or by which such Seller, the Retail Store Insurance Business or any of the Transferred Assets may be bound or affected; or

(b)

conflict with, result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any Contract (as defined herein), except as set forth on Section 2.3(a) of the Disclosure Schedules, or, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material.

(c)

Except as set forth on Section 2.3(b) of the Disclosure Schedules, Sellers are not required to file, seek or obtain any Permit from any Governmental Authority in connection with the performance by each Seller of this Agreement and each of the Ancillary Agreements to which each Seller will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Retail Store Insurance Business, except (i) where failure to obtain such Permit, or make such filing or notification would not, individually or in the aggregate, be material or (ii) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

2.4.	Compliance with Law.

Except as set forth on Section 2.4 of the Disclosure Schedules, the Retail Store Insurance Business is conducted in compliance with all applicable Laws, except where any failure to comply would not, individually or in the aggregate, be material. The Sellers have not received any written notice from any Governmental Authority regarding (a) any actual or potential violation of, or failure to comply with, or liability under any applicable Law relating to the Retail Store Insurance Business, or (b) any actual or potential liability of the Sellers relating to the Retail Store Insurance Business, except where any such violation, failure to comply or liability would not, individually or in the aggregate, be material.

2.5.	Litigation; Governmental Orders.

Except as set forth on Section 2.5 of the Disclosure Schedules, there is no Action by or against Sellers in connection with or affecting the Retail Store Insurance Business, pending, or to the Knowledge of Sellers, threatened in writing, to be brought before any Governmental Authority or would affect the legality, validity or enforceability of this Agreement or any

Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or to which either Seller or the Transferred Assets may be bound or affected, at law or in equity (or to the Knowledge of either Seller, pending or threatened against or affecting any of the officers or directors of either of the Sellers with respect to the Retail Store Insurance Business), that would individually or in the aggregate be material. Except as set forth on Section 2.5 of the Disclosure Schedules, there are no Governmental Orders against or affecting the Retail Store Insurance Business or the Transferred Assets that would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby or that would individually or in the aggregate, be material.

2.6.	Benefit Plans.
(a)

Section 2.6(a) of the Disclosure Schedules identifies all material Seller Benefit Plans as of the date of this Agreement. Upon request and to the extent not otherwise already provided, Sellers will make available to Buyer a true and complete copy of the following documents: (i) each legal document constituting a Seller Benefit Plan, (ii) the current summary plan description of each Seller Benefit Plan and any material modifications thereto, and (iii) the most recent determination letter from the IRS, if any, with respect to any Seller Benefit Plan qualified under Section 401(a) of the Code.

(b)

With respect to the Seller Benefit Plans or any other employee benefit plan of any ERISA Affiliate of Sellers, other than as set forth in Section 2.6(b) of the Disclosure Schedules, no event has occurred and, to the Knowledge of Sellers, there exists no condition or set of circumstances in connection with which Sellers or any of their respective Affiliates could be subject to any material liability under the terms of such Seller Benefit Plan, ERISA or the Code.  To the Knowledge of Sellers, each of the Seller Benefit Plans has been operated and administered in all material respects in accordance with applicable Law and administrative or governmental rules and regulations, including ERISA and the Code. Each Seller Benefit Plan intending to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS and, to the Knowledge of Sellers, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

(c)

Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, none of the Seller Benefit Plans and no other employee benefit plan of any ERISA Affiliate of Sellers is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Sellers or any of their respective ERISA Affiliates could be expected to incur any material liability under Section 4063 or 4064 of ERISA. The representations and warranties set forth in this Section 2.6 are the Sellers’ sole and exclusive representations and warranties regarding employee benefit matters.
2.7.	Labor and Employment Matters.
(a)

Document number 1.4.53 in the Sellers’ data room (the “Employee Information Document”) contains a complete and accurate list of the following information for each Employee as of the date reflected in the Employee Information Document, including each Employee on leave of absence: name; associate number; job title; date of hire; primary geographic location of employment; current annual rate of base salary or wages; as applicable, 2014 annual bonus/commissions and 2015 target bonus and commissions paid or payable; and whether such Employees are eligible to participate in the Seller Benefit Plans.

(b)

Neither Seller is a party to any labor or collective bargaining contract that pertains to any Employees. To the Knowledge of Sellers, (i) there are no organizing activities or collective bargaining arrangements that could affect the Retail Store Insurance Business pending or under discussion with any labor organization or Employees and (ii) there are no lockouts, strikes, slowdowns or work stoppages pending or threatened by or with respect to any Employees that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)

All of the Employees are “at will” employees. The representations and warranties set forth in this Section 2.7 are the Sellers’ sole and exclusive representations and warranties regarding labor and employment matters.

2.8.	Taxes.
(a)

Each Seller has timely filed or extended or caused to be filed or extended with the appropriate Governmental Authority all material Returns and reports required to be filed by or on behalf of such Seller with respect to the Transferred Assets and the Retail Store Insurance Business, except where the failure to file would not have a Seller Material Adverse Effect.

(b)

Each Seller has, and as of the Closing Date will have, paid and discharged all Taxes for which it is responsible shown as owing on the Returns due on or before the Closing Date with respect to the Transferred Assets and the Retail Store Insurance Business, except where the failure to pay would not be material.

(c)	There are no liens for Taxes upon any of the Transferred Assets, except for Permitted Encumbrances.
(d)	None of the Transferred Assets includes or consists of an interest in any partnership, corporation or other entity for tax purposes.

2.9.	Material Contracts.
(a)

Section 2.9(a) of the Disclosure Schedules lists each of the following Contracts existing as of the date of this Agreement, which relate primarily or exclusively to the Retail Store Insurance Business (such Contracts as described in this Section 2.9(a) being “Material Contracts2.9(a)" ”), provided, “Material Contracts”, except as otherwise set forth in clause (v) below, shall not include agency, managing general agency, producer and sub-producer agreements:

(i)	Contracts that provide for payment or receipt by either Seller primarily or exclusively in connection with the Retail Store Insurance Business of more than $25,000 per year;
(ii)

Contracts pertaining to the lease of tangible personal property primarily or exclusively in connection with the Retail Store Insurance Business providing for annual lease payments in excess of $25,000;

(iii)

Contracts that limit or purport to limit the ability of either Seller to compete in any line of business or with any Person or in any geographic area or during any period of time, primarily or exclusively with respect to the Retail Store Insurance Business;

(iv)	Software licenses primarily or exclusively relating to the Retail Store Insurance Business involving annual compensation in excess of $25,000 (other than “off the shelf” software);
(v)

Contracts primarily or exclusively relating to the Retail Store Insurance Business with other brokers, producers, sub-producers, sales agents or other intermediaries or under which Sellers pay or share any commissions;

(vi)

Contracts between or among the Sellers on the one hand and any Affiliate of Sellers on the other hand primarily or exclusively relating to the Retail Store Insurance Business or the Transferred Assets;

(vii)

Contracts that provide for the assumption of any Tax, environmental or other liability of any Person that are primarily or exclusively relating to the Retail Store Insurance Business or that otherwise constitute Transferred Assets; and

(viii)

Contracts for the sale of any of the Transferred Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Transferred Assets, except for such Contracts or grants made in the ordinary course of business.

(b)

Each Material Contract is valid and binding on the Seller that is a party to such Material Contract and, to the Knowledge of Sellers, the counterparties thereto, and is in full force and effect. Upon consummation of the transactions contemplated by this Agreement, except to the extent that (i) any consents set forth on Section 2.3(a) of the Disclosure Schedules are not obtained or (ii) a Material Contract expires by its terms before the Closing Date, the Material Contracts shall continue in full force and effect without penalty or other adverse consequence. No Seller is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that are not, individually or in the aggregate, material. To Sellers’ Knowledge, no Material Contract has been materially breached or canceled by its counterparty and there is no anticipated breach by any counterparty to any Material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a material breach by Sellers under a Material Contract. To the extent permitted by the terms of the Material Contracts and applicable Law, the Sellers have provided Buyer with a true and correct copy of all Material Contracts, in each case together with all amendments, waivers or other changes thereto.

2.10.	Policies; Commissions.
(a)	Section 2.10(a) of the Disclosure Schedules sets forth a summary of all of the categories of Existing Policies as of the date of this Agreement.
(b)

Section 2.10(b) of the Disclosure Schedules sets forth, to the best of the Sellers’ Knowledge, a list of each insurance company, group of insurance companies, managing general agent or broker material to the Retail Store Insurance Business that has paid Sellers and certain of its Employees commissions since January 1, 2014 as well as the jurisdiction in which such commissions were paid. To the best of the Sellers’ Knowledge, Sellers and certain of its Employees have a valid and effective Contract or appointment to act as an agent for each insurance company identified above from which such a Contract or appointment is required for the material conduct of the Retail Store Insurance Business.

2.11.	Brokers.

Except as set forth on Section 2.11 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

2.12.	Title to Assets.

As of the date hereof, Sellers have good and valid title in, to and under, or a valid leasehold interest in, the Tangible Personal Property included in Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Section 2.12 of the Disclosure Schedules, and except for imperfections in condition that do not materially impair the continued use and operation of the Tangible Personal Property taken as a whole, the Tangible Personal Property is in good operating condition, normal wear and tear excepted.

2.13.	Financial Statements.

Copies of the unaudited income statement identified on Section 2.13 of the Disclosure Schedules (the “Interim Financial Statements2.13" ”) have been delivered to Buyer as part of its review in connection with this Agreement and the transactions contemplated hereby. The Interim Financial Statements were prepared and delivered in good faith, have a reasonable basis, are consistent with the current expectations of Sellers’ management regarding the Retail Store Insurance Business and Transferred Assets, and have been prepared in accordance with past practices using data contained in the Books and Records.

2.14.	Absence of Certain Developments.

Except as expressly contemplated or permitted by this Agreement or set forth in Section 2.14 of the Disclosure Schedules, since the date of the Interim Financial Statements, there has not occurred a Seller Material Adverse Effect, and Sellers have engaged in the Retail Store Insurance Business in all material respects in the ordinary course of business. Without limiting the foregoing, except as set forth in Section 2.14 of the Disclosure Schedules, since the date of the Interim Financial Statements, none of the Sellers, with respect to the Retail Store Insurance Business or the Transferred Assets, has taken any action that, if taken after the date hereof and prior to the Closing, would have been prohibited under Section 4.1.

2.15.	Real Property.
(a)

The Sellers and their Affiliates do not own any real property used in connection with the Retail Store Insurance Business, and other than the Real Property, there is no real property leased or owned by the Sellers or their Affiliates used in the Retail Store Insurance Business.

(b)

Section 2.15(b) of the Disclosure Schedules sets forth a true and complete list of each Real Property Lease and each Leased Location. Each of the Real Property Leases is in full force and effect and the applicable Seller holds valid and existing rights as lessee or sub-lessee under each of the Real Property Leases. The Sellers have delivered to the Buyer true, correct, complete and accurate copies of each of the Real Property Leases. With respect to each Real Property Lease: (i) the Real Property Lease is valid, binding, enforceable and in full force and effect; (ii) the Real Property Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing; (iii) to the actual knowledge of Kieran Sherry and his direct reports, no Seller or any other party to the Real Property Lease is in material breach or material default, and no event has occurred or no circumstance exists which, with notice or lapse of time, would constitute such a material breach or material default or permit termination, modification or acceleration under the Real Property Lease; (iv) to the actual knowledge of Kieran Sherry and his direct reports, no party to the Real Property Lease has repudiated any provision thereof; (v) to the actual knowledge of Kieran Sherry and his direct reports, the Sellers’ possession and quiet enjoyment of the Leased Location under such Real Property Lease has not been disturbed, there are no written notices of material disputes, or forbearance programs in effect as to any Real Property Lease; (vi) to the actual knowledge of Kieran Sherry and his direct reports, the Real Property Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) none of the Sellers has assigned, transferred, conveyed, mortgaged, hypothecated, charged, deeded in trust or encumbered any interest in or rights under the Real Property Lease; (viii) to the actual knowledge of Kieran Sherry and his direct reports, no security deposit or portion thereof deposited with respect to such Real Property has been applied in respect of a breach or default under such Real Property Lease, which has not been re-deposited in full; and (ix) to the actual knowledge of Kieran Sherry and his direct reports, the Sellers do not and will not in the future owe any brokerage commissions or finders fees in respect of such Real Property Lease.

(c)

To the actual knowledge of Kieran Sherry and his direct reports, all certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits2.15(c)" ”) of all Governmental Authorities having jurisdiction over the Real Property, required to have been issued to the Sellers to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. To the actual knowledge of Kieran Sherry and his direct reports, the Sellers have not received or been informed by a third party of the receipt by it of any written notice from any Governmental Authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the actual knowledge of Kieran Sherry and his direct reports, there is no basis for the issuance of any such notice or the taking of any such action.

2.16.	Intellectual Property.
(a)

Section 2.16 of the Disclosure Schedules contains a complete and accurate list of all of the following that are owned by the Sellers and used primarily or exclusively in the Retail Store Insurance Business:

(i)	patented or registered Intellectual Property and pending patent applications and applications for registration of other Intellectual Property;
(ii)	unregistered trademarks, unregistered service marks, trade or business names and corporate names; and
(iii)	computer software.

Section 2.16 of the Disclosure Schedules also contains a complete and accurate list of all licenses and other rights granted by the Sellers or their Affiliates to any Third Party with respect to any Intellectual Property owned by the Sellers and used primarily or exclusively in the Retail Store Insurance Business and all licenses and other rights granted by any Third Party to the Sellers or their Affiliates with respect to any such Intellectual Property, in each case identifying the subject Intellectual Property (other than so-called “off the shelf” computer software).  Except as set forth on Section 2.16 of the Disclosure Schedules, to the best of the Sellers’ Knowledge, the Sellers own or have the right to use pursuant to a valid written license, all Intellectual Property set forth on such schedule and all other Intellectual Property primarily or exclusively related to the operation of the Retail Store Insurance Business as presently conducted (collectively, the “Business Intellectual Property2.16(a)" ”).

(b)	Except as set forth on Section 2.16(b) of the Disclosure Schedules:
(i)

to the best of the Sellers’ Knowledge, none of the Sellers has infringed, misappropriated or otherwise conflicted with, and the operation of the Retail Store Insurance Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any third party, and none of the Sellers is aware of any facts which indicate a likelihood of any of the foregoing and none of the Sellers has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party);

(ii)

to the best of the Sellers’ Knowledge, no third party has infringed, misappropriated or otherwise conflicted with any of the Business Intellectual Property and none of the Sellers is aware of any facts that indicate a likelihood of any of the foregoing;

(iii)

immediately subsequent to the Closing, the Business Intellectual Property will be owned by or available for use by Buyer on terms and conditions identical to those under which the Sellers owned or used the Business Intellectual Property immediately prior to the Closing; and

(iv)	none of the Sellers have agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.
2.17.	Permits.

Section 2.17 of the Disclosure Schedules contains, to the best of the Sellers’ Knowledge, a complete listing and summary description of all Permits owned or possessed by the Sellers or used by them primarily or exclusively in the conduct of the Retail Store Insurance Business. Except as indicated on Section 2.17 of the Disclosure Schedules, to the best of the Sellers’ Knowledge, the Sellers own or possess all right, title and interest in and to all of the Permits that are necessary to conduct the Retail Store Insurance Business as presently conducted, including, without limitation, all Permits required under any Law relating to (i) the sale or placement of insurance and (ii) public health and safety, employee health and safety, pollution or protection of the environment. The Sellers are in material compliance with the terms and conditions of such Permits and, to the Knowledge of Sellers, have received no written notices that they are in material violation of any of the terms or conditions of such Permits. The Sellers have taken all necessary action to maintain such Permits. No loss or expiration of any such Permit is threatened in writing or pending other than expiration in accordance with the terms thereof. As used in this Section 2.17, “Permits” excludes Real Property Permits.

2.18.	Affiliate Transactions.

Except as disclosed on Section 2.18 of the Disclosure Schedules, no Affiliate of Sellers (other than any Seller) is a party to any Material Contract or material commitment or transaction with any Seller, which primarily or exclusively pertains to the Retail Store Insurance Business or has any interest in any property, real or personal or mixed, tangible or intangible, used primarily or exclusively in the Retail Store Insurance Business.

2.19.	Exclusivity of Representations and Warranties.

Except with respect to the representations and warranties of Sellers set forth in this Agreement, Sellers make no guarantees, representations or warranties to Buyer in connection with the transactions contemplated herein, the Transferred Assets, the Retail Store Insurance Business, or the condition or maintenance of the Transferred Assets, and hereby disclaim all liability and responsibility for any statement or information made, communicated or furnished (orally or in writing) to Buyer or its directors, officers, employees, accountants, attorneys, financial advisors and other representatives (collectively, “Representatives2.19" ”), other than this Agreement, including without limitation (a) any opinion, information, projection, or advice that may have been or may be provided to Buyer by any Representative of Seller or any Affiliate thereof and (b) any information contained in any Books and Records, or other documents provided by Sellers or its Representatives to Buyer hereunder, including any information, documents or material made available to Buyer in the Sellers’ data room or in management presentations.  Sellers make no representations or warranties to Buyer regarding the probable success or profitability of the Retail Store Insurance Business. Except as set forth in this Agreement, the Transferred Assets shall be sold, assigned, transferred, conveyed and delivered to Buyer on the Closing Date “AS IS, WHERE IS” without any warranty or recourse whatsoever against Sellers. For purposes hereof, “AS IS, WHERE IS” means in the actual physical state or condition in which the Transferred Assets are found as of the Closing Date and in the location where the Transferred Assets are found as of the Closing Date, and includes all faults, defects, disrepair, imperfections and blemishes, whether latent or patent.  SELLERS DO NOT MAKE AND EXPRESSLY DISCLAIM, AND BUYER EXPRESSLY WAIVES, ANY WARRANTIES OTHER THAN SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDLESS OF WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ALLEGEDLY ARISING FROM ANY USAGE OR ANY TRADE OR FROM ANY COURSE OF DEALING.

3.REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer hereby represents and warrants to Sellers as follows:

3.1.	Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Tennessee and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, for any such failures that would not, individually or in the aggregate, be material.

3.2.	Authority.

Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly and validly executed and delivered by Buyer. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its and their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.3.	No Conflict; Required Filings and Consents.
(a)	The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)	conflict with or violate the articles of organization or by-laws of Buyer;
(ii)	conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or
(iii)

conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, or give to others any rights of termination, acceleration or cancellation of, any material contract or agreement to which Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)

Except as set forth on Section 3.3(b) of the Disclosure Schedules, Buyer is not required to file, seek or obtain any Permit from any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of Buyer, except (i) where failure to obtain such Permit, or make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates.

3.4.	Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or its Affiliates.

3.5.	Compliance with Laws.

Neither Buyer nor any of its Affiliates is in violation of any Law relating to them or any of their respective assets, properties or operations and neither Buyer nor any of its Affiliates has received written notice asserting any such violation by any of them, except any such violations which would not, individually or in the aggregate, be material.

3.6.	Litigation; Governmental Orders.

There is no Action by or against Buyer, pending, or to the Knowledge of Buyer, threatened in writing, to be brought before any Governmental Authority that would individually or in the aggregate, have a Buyer Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. There are no Governmental Orders against or affecting the Buyer that would individually or in the aggregate, have a Buyer Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

3.7.	No Stockholder Vote Required.

No vote or other action of the shareholders of Buyer is required pursuant to any Law, the organizational documents of Buyer or otherwise in order for Buyer to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party.

3.8.	Sufficiency of Funds.

Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to pay the consideration required to be paid by Buyer pursuant to Section 1.4 and to perform its obligations hereunder.

3.9.	Buyer Permits.

Except as set forth on Section 3.9 of the Disclosure Schedules, Buyer has all necessary Permits and insurance agency appointments necessary to perform the transactions contemplated by this Agreement and the Ancillary Agreements.

3.10.	Exclusivity of Representations and Warranties.

Except with respect to the representations and warranties of Buyer set forth in this Agreement, Buyer make no guarantees, representations or warranties to Sellers in connection with this Agreement or the transactions contemplated herein.

4.COVENANTS

4.1.	Conduct of Business Prior to the Closing.

The Sellers covenant and agree that between the date of this Agreement and the Closing Date, except as (i) expressly contemplated or permitted by this Agreement, (ii) required by a Governmental Authority, written notice of which will be given promptly to Buyer, or (iii) otherwise agreed to by Buyer in writing, the Retail Store Insurance Business shall be conducted only in, and the Sellers shall not take any action with respect to the Retail Store Insurance Business except in the ordinary course of business and in a manner consistent with past practice; and each Seller shall use its commercially reasonable efforts to preserve intact the Retail Store Insurance Business, including, without limitation, the material business relationships with customers, vendors, distributors, carriers, producers and others with whom Sellers deal in connection with the conduct of the Retail Store Insurance Business. Between the date of this Agreement and the Closing Date, without the prior consent of Buyer (which consent shall not be unreasonably withheld), Sellers shall not, in connection with the Retail Store Insurance Business:

(a)

sell, transfer, encumber, mortgage, pledge, charge or otherwise dispose (including, without limitation, in transactions involving any Affiliate of Sellers) of any Transferred Assets, or any interest therein, other than immaterial dispositions not exceeding $50,000 individually or $100,000 in the aggregate, in each case in the ordinary course of business consistent with past practice;

(b)

grant or announce any increase in the salaries, bonuses or other benefits payable to any Employee, other than as required by Law, pursuant to any plans, programs or agreements existing on the date hereof or other ordinary increases consistent with the past practices of Sellers;

(c)	enter into any severance, termination, notice or change of control agreement with any of their directors, officers and Employees;
(d)	make any other change in employment terms for any of its directors, officers, and Employees outside the ordinary course of business;
(e)	incur or become subject to any liabilities, except liabilities incurred in the ordinary course of business consistent with past practice;
(f)	cancel without fair consideration any debts or claims owing to or held by them in excess of $250,000;
(g)

sell, assign, license, transfer, abandon or permit to lapse any Permits (including, without limitation, transfers to any Affiliate of Sellers), which, individually or in the aggregate, are material to the Retail Store Insurance Business or any portion thereof or any Intellectual Property or other intangible assets owned by, issued to or licensed to Sellers primarily or exclusively related to the Retail Store Insurance Business;

(h)

disclose any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all of their rights in such confidential information) or receive any confidential information of any Third Party in violation of any obligation of confidentiality or grant any license or sublicense of any rights under or with respect to any Intellectual Property primarily or exclusively related to the Retail Store Insurance Business;

(i)	make any capital expenditures in excess of $250,000 other than expenditures made in the ordinary course of business consistent with past practice;

(j)	enter into, amend, accelerate, modify, cancel or terminate any Material Contract, or take any other action or enter into any other transaction other than in the ordinary course of business; or
(k)	commit to do any of the foregoing.
4.2.	Covenants Regarding Information.
(a)

From the date hereof until the Closing Date, upon reasonable notice, Sellers shall:  (i) furnish to Buyer and its Representatives such financial, operating and other data and information relating to the Retail Store Insurance Business and the right to inspect all of the Real Property, properties, assets, premises, Books and Records and other document and data as Buyer may reasonably request; provided, however, that any such furnishing of information shall be conducted at Buyer’s expense and in such a manner as not unreasonably to interfere with the normal operations of Sellers and the Retail Store Insurance Business. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to disclose any information to Buyer or its Representatives if such disclosure would, in Sellers’ reasonable judgment, (i) constitute a waiver of the attorney-client or other legal privilege held by Sellers, (ii) contravene any applicable Laws, (iii) relate to any consolidated, combined or unitary Returns filed by Sellers or any of their respective Affiliates or any of their respective predecessor entities, or (iv) breach any binding agreement entered into prior to the date hereof with a Third Party, provided that Sellers have used commercially reasonable efforts to obtain the consent of such Third Party to such disclosure or access.

(b)

In order to facilitate the resolution of any claims made against or incurred by Sellers (as it relates to the Retail Store Insurance Business), for a period of seven years after the Closing or, if longer, the applicable period required by Law or policy of any relevant Governmental Authority, Buyer shall (i) retain the Books and Records relating to the Retail Store Insurance Business relating to periods prior to the Closing and (ii) afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records; provided, however, that Buyer shall notify Sellers in writing at least 90 days in advance of destroying any such Books and Records in order to provide Sellers the opportunity to copy such Books and Records in accordance with this Section 4.2(b).

(c)

In order to facilitate the resolution of any claims made against or incurred by Buyer, for a period of seven years after the Closing or, if longer, the applicable period required by Law or policy of any relevant Governmental Authority, Sellers shall (i) retain the Books and Records relating to the Retail Store Insurance Business relating to periods prior to the Closing which shall not otherwise have been delivered to Buyer and (ii) upon reasonable notice, afford the Representatives of Buyer reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such Books and Records to the extent relating exclusively to the Retail Store Insurance Business; provided, however, that Sellers shall notify Buyer in writing at least 90 days in advance of destroying any such Books and Records in order to provide Buyer the opportunity to copy such Books and Records in accordance with this Section 4.2(c).

(d)

In connection with maintaining, handling and transferring Data, Buyer shall, and shall cause its Affiliates and any permitted subcontractors to, comply with all confidentiality and security obligations applicable to them in connection with the collection, use, disclosure, maintenance and transmission of personal, private, or financial information about each insured under the Policies placed by Sellers, including the provisions of privacy policies under which such information was gathered and those Laws currently in place and which may become effective during the term of this Agreement. To the extent required by applicable Law, Buyer shall (a) entitle Sellers, and their agents and representatives, and Governmental Authorities to audit Buyer’s compliance herewith, (b) enable individual subjects of personally identifiable information, upon request from such individuals, to review and correct information maintained by Buyer about them, and to restrict use of such information, and (c) report to Sellers in writing any violation of this Section of which Buyer becomes aware.

4.3.	[Reserved].
4.4.	Notification of Certain Matters.

Until the Closing, each Party hereto shall promptly notify the other Party or Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article 6 of this Agreement becoming incapable of being satisfied.

4.5.	Employee Benefits.
(a)

Buyer shall, not less than ten (10) Business Days prior to the Closing Date, make written offers of employment, to be effective on the Closing Date in an Identical Geographic Location, to all Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees4.5(a)" ”).

(b)

During the period commencing on the Closing Date and ending on December 31, 2015 (or if earlier, the date of the Transferred Employee’s termination of employment with Buyer or an Affiliate of Buyer), Buyer shall, or shall cause an Affiliate of Buyer to, provide each Transferred Employee with salary, target bonus opportunities, retirement and welfare benefits and other employee benefits (excluding pension benefits) which are in the aggregate no less than the salary and other employee benefits (excluding pension benefits) provided by Sellers or their Affiliates immediately prior to the Closing.

(c)

If Buyer fails to offer employment to any Employees in accordance with Section 4.5(a), then Buyer shall be liable for and shall pay to Sellers, within thirty (30) days after written request for payment, the severance payments actually paid by Sellers or their Affiliates to such Employees, which such amounts shall be no more than the severance benefits that would be payable under the applicable severance practice, plan or policy in effect for such Employee immediately prior to the Closing Seller Severance Plan (the “Seller Severance Plan4.5(c)" ”). Conversely, if Buyer offers employment to any Employee in accordance with terms and conditions of Section 4.5(a), and such Employee rejects employment with Buyer, then Sellers or their Affiliates shall be liable and solely responsible for any severance amounts for which such Employees may become eligible under the terms of Sellers or their Affiliates’ severance pay plans and policies.  Buyer shall provide Sellers with information related to Buyer’s employee benefit plans and incentive compensation plans as reasonably requested by Sellers to determine an Employee’s eligibility for severance from Sellers or their Affiliates.

(d)

Nothing herein shall be construed to prevent Buyer from terminating the employment of any Employee who accepts Buyer’s offer of employment and becomes a Transferred Employee at any time after the Closing Date for any reason (or no reason); provided that any Transferred Employee terminated by Buyer at any time prior to the first (1st) anniversary of the Closing Date will be entitled to receive from Buyer the greater of (i) the level of termination payments payable under Buyer’s severance program, and (ii) the level of termination payments otherwise due under the Seller Severance Plan.

(e)

With respect to any employee benefit plan maintained by Buyer (collectively, “Buyer Benefit Plans4.5(e)" ”) for the benefit of any Transferred Employee, effective as of the Closing, Buyer shall recognize all service of the Transferred Employees with Sellers or their Affiliates, as if such service were with Buyer, for vesting, eligibility and accrual purposes (including, without limitation, any severance plan or policy); provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Seller Benefit Plan. In addition, Buyer shall waive any benefits enrollment waiting periods under the Buyer Benefit Plans for the Transferred Employees.

(f)

Effective as of the Closing, the Transferred Employees shall cease active participation in Seller Benefit Plans.  Seller shall remain liable for all eligible claims for benefits under the Seller Benefit Plans that are incurred by the Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the terms of the Sellers’ long-term disability plan in which the applicable Employee participates. For the avoidance of doubt, Sellers or their Affiliates shall pay the Transferred Employees any amounts due such Transferred Employees with respect to accrued and unused paid time off as required under the terms of the applicable Seller Benefit Plan.

(g)

Any 401(k) or similar plan maintained by Buyer must by its terms accept rollovers from Transferred Employees of eligible rollover distributions (including, without limitation, allowing for the roll over of loans). Buyer shall provide Seller with a copy of Buyer’s 401(k) or similar plan(s), including applicable amendments, to demonstrate the applicable plan provisions.

(h)

This Section 4.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.5, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 4.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this Section 4.5 shall not create any right in any Transferred Employee or any other individual to any continued employment with Buyer or compensation or benefits of any nature or kind whatsoever.

4.6.	Confidentiality.
(a)

Pre-Closing Covenants. The provisions of the Confidentiality Agreement between Nationwide Mutual Insurance Company and Buyer dated September 12, 2014 (the “Confidentiality Agreement4.6(a)" ”) shall remain binding and in full force and effect until the Closing. The information contained herein, in the Schedules or delivered to Buyer or its Representatives pursuant hereto shall be subject to the Confidentiality Agreement and, for that purpose and to that extent, the terms of the Confidentiality Agreement are incorporated herein by reference. Buyer shall cause its Representatives to treat the terms of this Agreement after the date hereof as strictly confidential (unless compelled to disclose in accordance with the terms of the Confidentiality Agreement).

(b)

Post-Closing Covenants. Sellers acknowledge that the Transferred Confidential Information of Sellers is valuable and proprietary to the Retail Store Insurance Business and, after the Closing Date, agree not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose to any Third Party any Transferred Confidential Information without the prior written consent of Buyer, except as required by Law or as requested by any Governmental Authority. Sellers recognize and agree that all documents and objects containing any Transferred Confidential Information, whether developed by Sellers or by someone else for Sellers, will after the Closing Date become the exclusive property of Buyer. In the event that Sellers are requested by a Governmental Authority or required by Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Transferred Confidential Information after the Closing Date, Sellers will provide Buyer with prompt prior written notice of such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or consent in writing to such disclosure and Sellers shall use their commercially reasonable efforts, at Buyer’s sole expense, to cooperate with Buyer in seeking such protective order or other remedy. In the event that such protective order or other remedy is not obtained and Buyer has not consented in writing to such disclosure, and Sellers are, upon the advice of their counsel, legally required or requested to disclose the Transferred Confidential Information to any Governmental Authority, Sellers may furnish only that portion of the Transferred Confidential Information that Sellers are advised by counsel is legally required or specifically meets such request.

4.7.	Consents and Filings; Further Assurances.
(a)

Each Party shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all Permits as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law. Nothing contained in this Agreement shall require Sellers to pay any consideration to any other Person from whom any such Permits are requested.

(b)

Sellers and Buyer shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or Person with respect to the transactions contemplated hereby; provided, however, that such efforts will not include

Sellers’ or Buyer’s acceptance of any terms or conditions proposed by a Governmental Authority that would impose an unduly burdensome condition, change or modification upon the rights of Sellers or Buyer.

(c)

To the extent permitted by applicable Law, each Party shall promptly notify the other Party or Parties of any communication it or any of its Affiliates receives from any Governmental Authority with respect to the transactions contemplated herein and permit the other party to review in advance any proposed communication by such Party or Parties to any Governmental Authority. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Party or Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Party or Parties the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as each other may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. To the extent permitted by applicable Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

4.8.	Refunds and Remittances.

After the Closing: (i) if Sellers or any of their Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to Buyer in accordance with the terms of this Agreement for any period on or after the Effective Time, Sellers promptly shall remit, or shall cause to be remitted, such amount to Buyer and (ii) if Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Sellers or any of their Affiliates in accordance with the terms of this Agreement for any period prior to the Effective Time, Buyer promptly shall remit, or shall cause to be remitted, such amount to Sellers.

4.9.	Public Announcements.

Sellers and Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

4.10.	Litigation Support.

In the event and for so long as any Party to this Agreement actively is contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Sellers, each of the other Parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article 7 below).

4.11.	Contact with Customers and Vendors.

During the period between the date of this Agreement and the Closing Date, neither Buyer nor any of its agents or Affiliates or the employees, directors or officers thereof shall contact or communicate with the employees, clients or other customers, vendors and licensors of Sellers in connection with the transactions contemplated hereby without the prior written consent of Sellers, which consent shall not be unreasonably withheld and may be conditioned upon an officer or other representative of Sellers being present at any such meeting or conference.

4.12.	Transition Services Agreement; Reverse Transition Services Agreement.

At the Closing, Sellers and/or its Affiliates and Buyer shall enter into a transition services agreement (the “Transition Services Agreement4.12" ”), the terms of which shall be as set forth on the term sheet attached hereto as Exhibit B (except such changes as may be agreed to by Buyer and Sellers).  At the Closing, Sellers and/or its Affiliates and Buyer shall enter into a reverse transition services agreement (the “Reverse Transition Services Agreement4.12" ”), the terms of which shall be as set forth on the term sheet attached hereto as Exhibit C (except such changes as may be agreed to by Buyer and Sellers).

4.13.	Brand Transition.

At the Closing, Sellers and/or its Affiliates and Buyer shall enter into a license agreement (the “License Agreement4.13" ”), the terms of which shall be as set forth on the term sheet attached hereto as Exhibit D (except such changes as may be agreed to by Buyer and Sellers), pursuant to which Buyer or its Affiliates shall receive, during a period of up to twenty-four (24) months following the Closing Date (the “Transition Period4.13" ”), a non-exclusive, non-transferable, limited license to use various intellectual property assets (related to the Titan brand) in connection with the Retail Store Insurance Business.

4.14.	Non-Solicitation.
(a)

The Sellers acknowledge that they are receiving significant economic benefits by reason of the consummation of the transactions contemplated hereby, that they have become familiar with the trade secrets and other confidential information concerning the Retail Store Insurance Business, that their services to the Retail Store Insurance Business have been unique in nature and that Buyer would be irreparably damaged if they were to compete with Buyer. Accordingly, in consideration of the covenants provided for herein to the Sellers at the Closing, for a period of two (2) years following the Closing Date (the “Non-Solicitation Period4.14(a)" ”), neither Sellers nor any of Sellers’ property and casualty insurance company Affiliates shall (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise) (i) solicit or contact, or assist another Person in the solicitation of, any Person located in the Restricted Territory who is an insured under the Existing Policies for the purpose of replacing such Existing Policy with any insurance policy marketed by the Retail Store Insurance Business or providing other Retail Store Insurance Business services, in each case as marketed or provided by Sellers as of the date hereof or (ii) otherwise initiate or promote a program that would result in the systematic replacement of the Existing Policies or the systematic solicitation of the insureds under the Existing Policies; provided, however, that nothing herein shall prohibit Sellers or their Affiliates or any of their associated agents or producers from at any time after the Closing Date, providing quotes for and issuing or selling policies of insurance directly to any such insured as the result of (v) a general solicitation or advertisement that is not specifically targeted at such insured, (w) any solicitation or advertisement provided in connection with Sellers’ and their Affiliates’ affinity, sponsor or sponsor relations programs, (x) any request for a quote from Buyer, (y) any request for a quote from any Third Party insurance producer or directly from such insured or (z) offers of renewal coverage or the issuance of policies by the insurance company Affiliates of Sellers or any Third Party insurance companies to the extent (and only to the extent) required by applicable Law; provided, further, that the exceptions in clauses (x) and (y) above shall only apply to the extent that such activities are not part of a systematic plan by Sellers to replace the Existing Policies or solicit insureds under the Existing Policies; and provided, further that nothing herein shall prohibit Sellers’ property and casualty insurance company Affiliates from continuing to underwrite and administer in any jurisdiction Policies and products that are marketed, produced and sold through the Retail Store Insurance Business. The restrictions set forth in this Section 4.14 shall terminate completely on the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, the Buyer hereby acknowledges that (i) independent, exclusive or other independent contractor or employee agents or producers of Sellers and their Affiliates and (ii) agents or producers of Sellers’ and their Affiliates’ direct to consumer sales distribution channel in each case, in the Restricted Territory will directly compete with the Retail Store Insurance Business during the Non-Solicitation Period.

(b)	During the Non-Solicitation Period, none of the Sellers or their property and casualty insurance company Affiliates shall directly or indirectly through another Person (i) induce or attempt to induce any Transferred Employee to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any such Transferred Employee or (ii) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relation of Buyer to cease doing business with Buyer, or in any way interfere with the relationship between any supplier, licensee or business relation and Buyer. The foregoing restrictions shall not apply to any employee who (w) responds to a general solicitation or employment advertisement which is not directed at the Buyer or its employees, (x) responds to a recruiting or employee staffing consultant pursuant to a general mandate from either of the Sellers, (y) at least six months after such person ceases to be employed by Buyer, seeks on their own accord employment with Sellers or their Affiliates or (z) has not been employed by Buyer for at least six months.

(c)

Nothing in this Section 4.14 shall be construed to prevent Sellers or their Affiliates from fulfilling their obligations pursuant to this Agreement or any Ancillary Agreement including, without limitation, pursuant to the Transition Services Agreement and Sections 4.15 and 4.16 hereof.

4.15.	Lead Generation.

During the Transition Period and as more specifically provided in the Transition Services Agreement, Sellers shall, or shall direct their Affiliates or Representatives to: (i) maintain and operate the titan.com website accessible to those states where the Leased Locations are located in substantially the same manner that the website is immediately prior to the Closing Date; and (ii) at Buyer’s request, support Buyer in developing an approach for digital marketing tactics for the titan.com website for the states where the Leased Locations are located, provided, that the Buyer shall be responsible for the expenses related to clause (ii) above and any other amounts specifically provided for under the Transition Services Agreement. During the Transition Period, leads from the titan.com website in those states where the Leased Locations are located shall be provided by Sellers and/or their Affiliates to the Leased Locations in substantially the same manner and under the same conditions as they are provided immediately prior to the Closing Date; provided that Policies bound directly on the titan.com website shall not be considered leads for purposes of this Section 4.15. During the Transition Period, leads from the 1-800-TitanUp toll-free number in those states where the Leased Locations are located shall be provided by Sellers and/or their Affiliates to the Leased Locations in substantially the same manner and under the same conditions as they are provided immediately prior to the Closing.

4.16.	Renewal Rights; Transition Plan.
(a)

During the Transition Period, the Parties shall use their respective commercially reasonable efforts to transition the Existing Policies and any Transition Policies in accordance with the jointly developed transition plan described in this Section 4.16 and Section 4.16 of the Disclosure Schedules (the “Transition Plan4.16(a)" ”), in all cases, subject to applicable Law.

(b)

In accordance with and subject to the schedule and other requirements set forth in the Transition Plan, Sellers shall, or shall cause their Affiliates to, send at such times as identified in the Transition Plan, to the relevant policyholder of the Existing Policies and the Transition Policies in accordance with applicable Law a written notice notifying such policyholders that the insurance company Affiliates of Sellers are discontinuing the relevant lines of insurance business in the relevant jurisdiction.

(c)

During the Transition Period, Sellers will use their commercially reasonable efforts to assist Buyer, at Buyer’s sole expense, to issue replacement Policies to the policyholders under the Existing Policies or any Transition Policies upon the cancellation, expiration or termination of such Policies in accordance with the Transition Plan. Such cooperation shall include (i) allowing Buyer or its Affiliates to replicate and use the publicly available statutory products and forms used by the insurance company Affiliates of Sellers to write the Retail Store Insurance Business, as applicable, (ii) endorsing the Buyer and its Affiliates to the policyholders under such Existing Policies or Transition Policies and (iii) otherwise implementing the Transition Plan.  Notwithstanding the foregoing, the Buyer acknowledges and agrees that (i) none of the Sellers nor any of their Affiliates has the power or ability to require any insured or any broker or agent to renew any Existing Policy or any insurance coverage provided thereunder, upon expiration or otherwise and (ii) none of the Sellers nor any other Person has made any representation or warranty or any other promise about the amount, if any, of the Existing Policies that the Buyer will be able to renew. The Buyer further acknowledges that it may not contact any policyholder directly to offer a renewal in violation of Sellers’ agency agreements or applicable Law.

(d)

Within five (5) Business Days following the end of each month during the Transition Period, Buyer will provide Sellers with a report in a mutually agreed upon form detailing the status of the transition of the Existing Policies and any Transition Policies.

4.17.	Licenses; Appointments.

Within thirty (30) calendar days following the date of this Agreement, Buyer shall file applications for certificates of authority and agency licenses to conduct property and casualty insurance business in each of the jurisdictions identified on Section 4.17 of the Disclosure Schedules and such other Permits required under applicable Law to operate the Retail Store Insurance Business and Buyer shall use its commercially reasonable efforts to obtain such certificates of authority and other Permits as promptly as possible. Buyer shall provide the Sellers an opportunity to review the applications and other related materials provided to Governmental Authorities pursuant to this Section 4.17 and to approve any portions of such applications or other materials that specifically refer to Sellers or their Affiliates or describe the transactions contemplated by this Agreement or the Ancillary Agreements.

4.18.	Third Party Carriers.
(a)

As soon as reasonably practicable following the date of this Agreement, but in any event no later than seven (7) Business Days after the date of this Agreement, Buyer shall enter into good faith negotiations with the three third party carriers specified on Section 4.18(a) of the Disclosure Schedules with whom Sellers have entered into agency agreements (the “Third Party Carriers1.1(a)" ”) and the Buyer shall use its reasonable best efforts to enter into agency agreements with and be appointed as an agent by the Third Party Carriers as promptly as possible.

(b)

Pursuant to Section 4.18(b) of the Disclosure Schedules and Section 4.18(c), the Third Party Accountant shall calculate (i) the “Buyer’s Estimated Total Annual Third Party Carrier California Commissions” (as defined in Section 4.18(b) of the Disclosure Schedules), (ii) the difference, if any, between the “Sellers’ Total 2014 Third Party Carrier California Commissions” (as defined in Section 4.18(b) of the Disclosure Schedules) and the Buyer’s Estimated Total Annual Third Party Carrier California Commissions and (iii) the California Purchase Price Adjustment (as defined below).

(c)

The Third Party Accountant’s calculation of the amounts specified in clauses (i), (ii) and (iii) of Section 4.18(b) shall be reflected in a statement (the “Accountant’s Statement1.1(c)" ”) to be delivered by the Accountant to Sellers and Buyer no later than 30 calendar days following receipt of the Buyer’s Statement (as defined in Section 4.18(b) of the Disclosure Schedules).  If the Sellers’ Total 2014 Third Party Carrier California Commissions are greater than the Buyer’s Estimated Total Annual Third Party Carrier California Commissions, then the Purchase Price shall be reduced by an amount equal to one-half of such excess (the “California Purchase Price Adjustment1.1(c)" ”); provided, that in no event shall the California Purchase Price Adjustment be greater than $1,000,000.  Examples of the Third Party Accountant’s calculation to be made pursuant to this Section 4.18 are set forth on Section 4.18(c) of the Disclosure Schedules.  Notwithstanding anything to the contrary in this Agreement, if despite Buyer’s reasonable best efforts to enter into agency agreements with and be appointed as an agent by the Third Party Carriers pursuant to Section 4.18(a) by the time the Accountant’s Statement is final, Buyer is not able to enter into an agency agreement with a Third Party Carrier, then the amount of such Third Party Carrier’s commissions shall be considered to be zero for purposes of the calculations made in the Accountant’s Statement.

(d)

The Accountant’s Statement shall be final upon the earliest of: (i) the failure of Buyer or Sellers to notify the other of a dispute within ten (10) Business Days following receipt by Buyer and Sellers of the Accountant’s Statement; (ii) the resolution of all disputes with respect to this

Section 4.18 by Sellers and Buyer; or (iii) the resolution of all disputes with respect to this Section 4.18 pursuant to Section 4.18(e) by the Third Party Accountant.
(e)

If Buyer or Sellers dispute the amount of the California Purchase Price Adjustment set forth in the Accountant’s Statement within the time limitation set forth in Section 4.18(d)(i), the dispute shall be resolved in the manner specified in Section 1.7(b); provided, that Buyer and Sellers shall be entitled to submit to the Third Party Accountant a statement setting forth in reasonable detail those items that Buyer and Sellers dispute, which statement the Parties shall instruct the Third Party Accountant to consider reasonably and in good faith.  The amount of any California Purchase Price Adjustment due and owing pursuant to the Accountant’s Statement shall be paid by Sellers to Buyer within 30 calendar days following finalization of the Accountant’s Statement, by wire transfer of immediately available funds in United States dollars to a bank account designated in writing by Buyer.

(f)

Sellers, on the one hand, and Buyer, on the other hand, shall share evenly the fees and costs of the Third Party Accountant in connection with the preparation of the Accountant’s Statement.  The Parties agree that none of the Third Party Accountant’s written report, Accountant’s Statement, or any other written or oral information (in whatever form) provided by Third Party Accountant to either Party shall contain the specific new and renewal commission rates paid by a Third Party Carrier to the other Party in recognition that such information is confidential, provided, the Third Party Accountant may provide a weighted average of such rates to the Parties.

4.19.	Exclusivity.

Until the Closing, the Sellers shall not, and shall cause their Affiliates not to, directly or indirectly (a) take any action intended to solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal or (b) other than informing Persons of the existence of the provisions contained in this Section 4.19, engage in negotiations or discussions concerning, or enter into any agreement relating to, any Acquisition Proposal. “Acquisition Proposal4.19" ” means any proposal, inquiry or offer from any Person (other than Buyer and its Representatives) relating to any direct or indirect acquisition or purchase of, or investments in, the Retail Store Insurance Business or any material portion of the Transferred Assets, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of equity interests, purchase of assets or otherwise.

4.20.	Unassumed Contracts.

From the date hereof until the Closing Date, Buyer may identify and give written notice to Sellers of any Contract, except proprietary marketing contracts related to the optimization of the titan.com website, that is primarily or exclusively related to the Retail Store Insurance Business that is not a Transferred Contract, the assignment and assumption of which is reasonably necessary to Buyer’s post-Closing operation of the Retail Store Insurance Business and that Buyer reasonably determines is necessary to effectuate the orderly consummation of the transactions contemplated by this Agreement.  Upon the identification and notification of any such Contract, the Parties shall use their commercially reasonable efforts to cause each Third Party to such Contract to enter into or to grant, any such new agreements or consents to assignment as are reasonably necessary to permit Buyer to derive such benefits, and assume such obligations and economic burdens under such Contract, on an independent basis following the Closing; provided, that Sellers shall not be required to offer or grant any financial or non-financial accommodation in connection therewith.

5.TAX MATTERS

5.1.	Purchase Price Allocation.

Within sixty (60) days of Closing, Buyer shall prepare and deliver to Sellers a proposed schedule that takes into consideration any post-Closing adjustments to the Purchase Price allocating the Purchase Price described in Section 1.4 among the assets acquired by Buyer in a manner consistent with Section 1060 of the Code and the allocation schedule attached hereto. Within 15 days following such delivery, Sellers shall have the right to object to the Purchase Price allocation (by written notice to Buyer), and if they so object, Sellers shall notify Buyer (in such written notice) of such disputed item (or items) and the basis for objection. If Sellers do not object by written notice within such period, the Purchase Price allocation shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes of this Agreement. The Parties hereto shall act in good faith to resolve any such dispute prior to the date on which the Purchase Price allocation is required to be filed with the appropriate Taxing Authority. If the Parties hereto cannot resolve any disputed item, the item in question shall be resolved by the Tax Arbitrator (selected in accordance with the provisions set forth in Section 5.6) as promptly as practicable. The fees and expenses of the Tax Arbitrator shall be paid in the manner set forth in Section 5.6 hereof. Buyer and Sellers hereby agree that they will not take nor permit their Affiliates to take any position inconsistent with such allocations unless required by Law. Buyer and Sellers hereby agree to timely file IRS Form 8594 (and any similar form required by applicable Law) consistent with such allocations.

5.2.	Sellers’ Right to Represent.

With respect to any Tax claim relating solely to Excluded Taxes or taxes described in Section 1.1(d)(iv), in each case with respect to which Sellers have acknowledged to Buyer in writing their indemnification obligations within ten Business Days of being so notified by Buyer, Sellers shall have the sole right and obligation to represent the interests of Sellers or the Transferred Assets in any negotiation, audit or administrative or court proceeding relating to Taxes for taxable years or periods ending on or before the Closing Date, to employ counsel of its choice and at its own expense and to settle, either administratively or after the commencement of litigation, any claim relating to Taxes that is the subject of such negotiation, audit, administrative or court proceedings. Buyer shall execute any and all documents necessary or useful for Sellers to control and resolve any such claim. Sellers shall be entitled to participate at their expense in the defense of any claim for Taxes for a taxable year or period ending after the Closing Date. Sellers shall not agree to settle any Tax claim for any period for which Buyer is liable, without the prior written consent of Buyer which consent shall not be unreasonably withheld, conditioned or delayed.

5.3.	Buyer’s Right to Represent.

Except as provided in Section 5.2, Buyer shall have the sole right and obligation to represent the interests of the Retail Store Insurance Business or Transferred Assets in any negotiation, Tax audit or administrative or court proceeding relating to Taxes for taxable years or periods ending after the Closing Date, to employ counsel of its choice and at its own expense and to settle, either administratively or after the commencement of litigation, any claim relating to Taxes that is the subject of such negotiation, audit, administrative or court proceeding. Buyer shall not agree to settle any Tax claim for any period for which Sellers are liable, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4.	Transfer Taxes.

Buyer, on the one hand, and Sellers, on the other hand, shall each pay when due fifty percent (50%) of any and all transfer, documentary, sales, use, stamp, license, registration and other such taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes5.4" ”). Buyer will, at its own expense, prepare and file all necessary Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, Sellers will join in the execution of any such Returns and other documentation.

5.5.	Cooperation.

The Parties hereto shall cooperate fully, as and to the extent reasonably requested by the other Party or Parties, in connection with the filing of any Returns and any audit, litigation or other proceeding with respect to Taxes of or related to the Retail Store Insurance Business or the Transferred Assets.  Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information reasonably relevant to any such Return, audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Party hereto agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Taxing Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

5.6.	Dispute Resolution.

Any dispute, controversy, or claim between Buyer on the one hand and Sellers on the other hand arising out of or relating to the provisions of this Agreement that relate to Taxes that cannot be resolved by negotiations between Buyer and Sellers within 90 days of receipt by a Party or Parties of written notice of such dispute shall be submitted to a senior partner at the Third Party Accountant for resolution (“Tax Arbitrator5.6" ”). The resolution reached by the Tax

Arbitrator shall be binding on Buyer, Sellers and their respective Affiliates, and may be entered and enforced in any court having jurisdiction.  Each of Buyer and Sellers agree that it will not have any right to, and will not, institute any other Action of any kind challenging such resolution or with respect to the matters that are the subject of this Section 5.6, except that the foregoing shall not preclude an Action to enforce such resolution. The expenses of the Tax Arbitrator shall be born equally by Buyer, on the one hand, and Sellers, on the other hand.

5.7.	Survival of Obligations.

Notwithstanding anything to the contrary in Article 8, the obligations of the Parties set forth in this Article 5 shall be unconditional and absolute and shall remain in effect for the period of the relevant statute of limitations applicable to the Taxes at issue.

6.CONDITIONS TO CLOSING

6.1.	General Condition.

The respective obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party or Parties): no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.2.	Conditions to the Obligations of Sellers.

The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by each Seller in its sole discretion:

(a)

The representations and warranties of Buyer contained in Sections 3.1, 3.2, 3.4 and 3.8 (the “Buyer Fundamental Representations6.2(a)" ”) shall be true and correct in all respects as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date). The other representations and warranties of Buyer contained in Article 3 of this Agreement or any schedule or certificate delivered pursuant hereto shall be true and correct in all respects both on and as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are made as of a specified date or time, which such representations and warranties shall be true and correct in all respects only as of such specified date or time), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Buyer Material Adverse Effect” set forth therein)) has not had and would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Sellers shall have received from Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)	Sellers shall have received an executed counterpart of each of the Ancillary Agreements, signed by Buyer.
(c)	Since the date of this Agreement, there shall not have occurred and be continuing any Buyer Material Adverse Effect.
6.3.	Conditions to Obligations of Buyer.

The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a)

The representations and warranties of Sellers contained in Section 2.1, Section 2.2 and Section 2.11 (the “Seller Fundamental Representations6.3(a)" ”) shall be true and correct in all respects as of the Closing Date (other than representations and warranties that address matters only as of an earlier date, in which case, as of such earlier date). The other representations and warranties set forth in Article 2 of this Agreement or any schedule or certificate delivered pursuant hereto shall be true and correct in all respects both on and as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that are made as of a specified date or time, which such representations and warranties shall be true and correct in all respects only as of such specified date or time), except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material” or “Seller Material Adverse Effect” set forth therein)) has not had and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Sellers shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.  Buyer shall have received from each Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

(b)	Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by Sellers.
(c)	Since the date of this Agreement, there shall not have occurred and be continuing any Seller Material Adverse Effect.
(d)

No Action brought by a Governmental Authority shall be pending or threatened in writing before any Governmental Authority, wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own, operate or control the Transferred Assets or the Retail Store Insurance Business, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

(e)

No injunction brought by a Person shall have been entered and be in force and effect before any Governmental Authority which prevents the performance of this Agreement or any of the transactions contemplated hereby.

7.INDEMNIFICATION

7.1.	Survival of Representations and Warranties.
(a)

The representations and warranties of Sellers and Buyer contained in this Agreement and any schedule or certificate delivered pursuant hereto shall survive the Closing for a period of twelve (12) months after the Closing Date (the “Release Date7.1(a)" ”); provided, however, that (i) the representations and warranties in Sections 2.1 (Organization and Qualification) and 3.1 (Organization), 2.2 and 3.2 (Authority) and 2.11 and 3.4 (Brokers) shall survive indefinitely and shall not terminate and (ii) the representations and warranties in Section 2.8 (Taxes) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations, at which time they will terminate.

(b)

All covenants and agreements of the Parties set forth in this Agreement to the extent requiring performance prior to the Closing shall survive the Closing until the Release Date, at which time they shall expire. All covenants and other agreements of the Parties hereto set forth in this Agreement to the extent requiring performance from and after the Closing shall survive the Closing and shall continue in accordance with their terms.

7.2.	Indemnification by Sellers.

Sellers shall jointly and severally save, defend, indemnify and hold harmless Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties7.2" ”) from and against any and all Losses, whether or not involving a Third Party Claim, incurred, sustained or suffered by any of Buyer Indemnified Parties to the extent arising out of or resulting from:

(a)

any inaccuracy or breach of any representation or warranty made by Sellers contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto (provided that, for purposes of this Section 7.2(a), any materiality, material adverse effect, “Seller Material Adverse Effect” or similar qualification therein, except with respect to Sections 2.1, 2.9, 2.10(b), 2.13 and 2.14 therein, shall be disregarded and not given effect solely for purposes of determining damages with respect to the relevant Loss);

(b)	any breach or non-performance of any covenant or agreement by Sellers contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto; and
(c)	any Excluded Asset or Excluded Liability, except to the extent such Losses arise from any inaccuracy or breach of the representations or warranties specified in Section 7.2(a).
7.3.	Indemnification by Buyer.

Buyer shall defend, indemnify and hold harmless Sellers and their Affiliates (collectively, the “Seller Indemnified Parties7.3" ”) from and against any and all Losses, whether or not involving a Third Party Claim, incurred, sustained or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from:

(a)

any inaccuracy or breach of any representation or warranty made by Buyer contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto (provided that, for purposes of this Section 7.3(a), any materiality, material adverse effect, “Buyer Material Adverse Effect” or similar qualification therein, shall be disregarded and not given effect solely for purposes of determining damages with respect to the relevant Loss);

(b)	any breach or non-performance of any covenant or agreement by Buyer contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto; and
(c)	any Assumed Liability and Transferred Assets, except to the extent such Losses arise from any inaccuracy or breach of the representations specified in Section 7.3(a).

7.4.	Procedures.
(a)

In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party7.4(a)" ”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by a Third Party against the Indemnified Party (a “Third Party Claim7.4(a)" ”), such Indemnified Party shall deliver notice thereof to the Party against whom indemnity is sought (the “Indemnifying Party7.4(a)" ”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent that the Indemnifying Party is prejudiced by such failure.

(b)

Subject to Sections 5.2 and 5.3, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to compromise, settle or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final non-appealable judgment of a court of competent jurisdiction from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnified Party assumes the defense of any such claims or proceeding pursuant to this Section 7.4 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the conduct of the settlement and/or to preclude such action by the Indemnified Party and assume or reassume the defense of such claims or proceeding. If a firm written offer is made to settle any Third Party Claim, the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then:  (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such Third Party Claim and all of the costs and expenses associated therewith and (ii) the maximum obligation of the Indemnifying Party to indemnify the Indemnified Party relating to such Third Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third Party Claim is greater than the amount of the proposed settlement.

(c)

In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have 30 days after receipt of notice of any claim pursuant to this Section 7.4(c) to (i) agree to the amount or method of determination set forth in such claim and to pay such amount to such Indemnified Party or (ii) provide the Indemnified Party with notice (a “Dispute Notice7.4(c)" ”) that it disagrees with the amount or method of determination set forth in such claim. If the Indemnifying Party has timely delivered a Dispute Notice, the Indemnifying Party and the Indemnified Party shall, during a period 30 days from the Indemnified Party’s receipt of such Dispute Notice, negotiate in good faith to achieve of resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)

Notwithstanding the foregoing, if a Third Party Claim includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are Assumed Liabilities, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are Assumed Liabilities, Sellers (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are Assumed Liabilities) or otherwise Buyer (Sellers or Buyer, as the case may be, the “Tax Controlling Party7.4(d)" ”), shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a “Tax Claim7.4(d)" ”). In such case, the other party (the “Tax Non-Controlling Party7.4(d)" ”) shall be entitled to participate fully (at the Tax Non-Controlling Party’s sole cost and expense) in the conduct of such Tax Claim and the Tax Controlling Party shall not settle such Tax Claim without the consent of such Tax Non-Controlling Party (which consent shall not be unreasonably withheld or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the claim for Taxes that are Excluded Taxes and the claim for Taxes that are Assumed Liabilities. Notwithstanding any other provision, Buyer shall be entitled to control in all respects any proceedings relating to Taxes based on or related to income of Buyer or any of its Affiliates and, except as provided above in this Section 7.4(d), all other proceedings relating to Taxes of Buyer or any of its Affiliates.

7.5.	Limits on Indemnification.
(a)

No claim may be asserted against any Party for breach of any representation or warranty contained herein or in any Ancillary Agreement, unless written notice of such claim is received by such Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim.

(b)

Notwithstanding anything to the contrary contained in this Agreement:  (i) no Party shall be liable for any claim for indemnification pursuant to Sections 7.2(a) or 7.3(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $345,000 (the “Deductible7.5(b)" ”), in which case the Indemnifying Party shall be liable only for the Losses in excess of the Deductible; provided that the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $10,000 (except that such Losses will be counted toward the Deductible) (the “De Minimis Threshold7.5(b)" ”); and provided, further that neither the Deductible nor the De Minimis Threshold shall apply to:  claims by Buyer (A) with respect to Sellers’ intentional fraud with actual knowledge, (B) in respect of Sellers’ breach or inaccuracies of Seller Fundamental Representations and (C) in respect of Excluded Taxes; and claims by Seller (D) with respect to Buyer’s intentional fraud with actual knowledge and (E) in respect of Buyer’s breach or inaccuracies of Buyer Fundamental Representations; (ii) the maximum aggregate amount of indemnifiable Losses which may be recovered by an Indemnified Party arising out of or relating to the causes set forth in Sections 7.2(a) or 7.3(a), other than claims based on intentional fraud with actual knowledge or on account of a breach of the representations and warranties set forth in Sections 2.1 (Organization and Qualification) and 3.1 (Organization), 2.2 and 3.2 (Authority), and 2.11 and 3.4 (Brokers) for which there shall be no maximum, shall be $3,450,000; (iii) the maximum aggregate amount of indemnifiable Losses arising out of this Agreement, any Ancillary

Agreement, or the transactions contemplated hereby and thereby, other than claims based on intentional fraud with actual knowledge or claims under Sections 7.2(c) or 7.3(c) for which there shall be no maximum, which may be recovered from Buyer or Sellers shall be the amount of the Closing Payment and (iv) NO PARTY HERETO SHALL HAVE ANY LIABILITY UNDER ANY PROVISION OF THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, BUSINESS INTERRUPTION LOSS, LOSS OF FUTURE REVENUE, PROFITS OR INCOME, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, EXCEPT TO THE EXTENT ACTUALLY PAID TO A THIRD PARTY.

(c)

For all purposes of this Article 7, “Losses7.5(c)" ” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (less any increase in insurance premiums arising therefrom or related thereto, costs incurred in obtaining such recovery and Taxes resulting from any such recovery) and (ii) any actual cash Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. The Indemnified Party shall use commercially reasonably efforts to obtain recovery under all insurance policies covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder, provided that such Indemnified Party shall nevertheless be entitled to bring a claim for indemnification under this Article 7 in respect of such Loss.

(d)

Buyer and Sellers shall cooperate with each other with respect to resolving any Loss with respect to which one Party is obligated to indemnify the other Party or Parties hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability. The costs incurred in connection with such mitigation shall be deemed to be indemnifiable Losses hereunder.

7.6.	Assignment of Claims.

If any Buyer Indemnified Party receives any payment from Sellers in respect of any Losses pursuant to Section 7.2 or any Seller Indemnified Party receives any payment from Buyer in respect of any Losses pursuant to Section 7.3 and such Buyer Indemnified Party or Seller Indemnified Party, as applicable, could have recovered all or a part of such Losses from a Third Party (a “Potential Contributor7.6" ”) based on the underlying claim asserted against Sellers or Buyer, as applicable, such Buyer Indemnified Party or Seller Indemnified Party, as applicable, to the extent permitted by applicable Law and contractual obligations, shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit Sellers to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (i) first to the Buyer Indemnified Party or Seller Indemnified Party, as applicable, in the amount of any deductible or similar amount required to be paid by such Buyer Indemnified Party or Seller Indemnified Party, as applicable, prior to Sellers or Buyer, as applicable, being required to make any payment to such party, (ii) second to Sellers or Buyer, as applicable, in an amount equal to the aggregate payments made by Sellers to the Buyer Indemnified Party or Buyer to the Seller Indemnified Party, as applicable, in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (iii) the balance, if any, to the Buyer Indemnified Party or Seller Indemnified Party, as applicable.

7.7.	Exclusive Remedy.

Except as specifically set forth in this Agreement and subject to Section 9.13 (Enforcement), effective as of the Closing, in the absence of intentional fraud with actual knowledge or Intentional Misrepresentation, Buyer, on behalf of itself and Buyer Indemnified Parties and Sellers, on behalf of themselves and the Seller Indemnified Parties, waive any rights and claims they may have, whether in law or equity, relating to or arising from this Agreement and/or the transactions contemplated hereby. The rights and claims waived by the Parties include, without limitation, claims for breach of contract, breach of representation or warranty, breach of implied covenants, negligent misrepresentation and all other claims for breach of duty.  After the Closing, subject to the foregoing and Section 9.13 hereof, this Article 7 will provide the exclusive remedy against Sellers or Buyer for any breach of any representation, warranty, covenant or other claim arising out of or relating to this Agreement or any of the Ancillary Agreements and/or the transactions contemplated hereby, provided, that the foregoing shall not interfere with or impede the operation of the provisions of Sections 1.7 and 4.18 with respect to the resolution of certain disputes among the parties relating to the Purchase Price.

7.8.	No Set Off Right.

No Party hereto shall have the right to set off any amount to which it claims to be entitled pursuant to this Agreement, including any amounts that may be owed under this Article 7 or otherwise, against amounts otherwise payable under any provision of this Agreement.

7.9.	Disclaimer of Implied Warranties
(a)

It is the explicit intent and understanding of each Party hereto that no Party hereto or any of such Party’s Affiliates or Representatives is making any representation or warranty whatsoever (including any implied warranty of merchantability or fitness), oral or written, express or implied, as to the accuracy or completeness of any information regarding the Retail Store Insurance Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, and no Party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other Party or Parties hereto or such other Party’s or Parties’ Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement.

(b)

In connection with Buyer’s investigation of the Retail Store Insurance Business, Buyer may have received certain estimates, projections and other forecasts regarding the Retail Store Insurance Business and the Transferred Assets.  Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Accordingly, Sellers makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

7.10.	Tax Treatment.

Notwithstanding any provision of this Agreement to the contrary, for all Tax purposes, Sellers and Buyer agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Article 7 as an adjustment to the Purchase Price.

7.11.	Limited Guarantee.

To induce Buyer to enter into the Agreement, THI absolutely, unconditionally and irrevocably guarantees to Buyer and its successors, endorsees and assigns, the timely and punctual payment and performance when due of all obligations of Sellers and their successors and assigns under Article 7 of the Agreement (the “Seller Obligations7.11" ”). Buyer shall not be required to proceed first against Sellers or their successors or assigns before proceeding against THI in respect of claims brought pursuant to the Agreement.  Buyer shall not be obligated to file any claim relating to the Seller Obligations in the event that Sellers become subject to a bankruptcy, reorganization or similar proceeding, and the failure of Buyer to so file shall not affect THI’s obligations hereunder. THI shall not exercise or enforce against Sellers any right of contribution, reimbursement, recourse or subrogation as to any matter for which a claim has been asserted by Buyer until all of the Sellers Obligations with respect to all such asserted claims have been fully paid and performed. The provisions of this Section 7.11 shall remain in full force and effect and shall be binding on THI, its successors and assigns until all of the Seller Obligations have been satisfied in full.  THI reserves the right to assert defenses that Sellers may have to the performance of any Seller Obligations other than defenses arising from the bankruptcy or insolvency of Sellers. This Section 7.11 may not be amended, modified, or rescinded in any manner without the prior written consent of Buyer.

7.12.	No Duplication.

Any liability for any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement of this Agreement.

8.TERMINATION, AMENDMENT AND WAIVER

8.1.	Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of Buyer and Sellers;
(b)

(i) by Sellers, if Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by Sellers or (ii) by Buyer, if Sellers breach or fail to perform in any respect any of their representations, warranties or covenants contained in this Agreement and such breach or failure to perform (x) would give rise to the failure of a condition set forth in Section 6.3, (y) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (z) has not been waived by Buyer;

(c)

by Sellers or Buyer if the Closing shall not have occurred by the later of (i) September 1, 2015; or (ii) the Sellers’ Extension Date, if Sellers have exercised the Sellers’ Extension Option; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available if the failure of the Party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing to occur on or prior to such date; or

(d)

by Sellers or Buyer in the event a Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which shall have become final and nonappealable and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof; provided, that the Party so requesting termination shall have complied with Section 4.7.

The Party seeking to terminate this Agreement pursuant to this Section 8.1 (other than Section 8.1(a)) shall give prompt written notice of such termination to the other Party or Parties.

8.2.	Effect of Termination.

In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that (a) the provisions of Section 4.6(a) relating to confidentiality, Section 4.9 relating to public announcements, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law,

Section 9.9 relating to submission to jurisdiction and this Section 8.2 shall survive termination of this Agreement and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

9.GENERAL PROVISIONS

9.1.	Fees and Expenses.

Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party or Parties.

9.2.	Amendment and Modification.

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each Party and otherwise as expressly set forth herein.

9.3.	Waiver.

No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Except as provided herein, the rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

9.4.	Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party or Parties to receive such notice:

(a)	if to Sellers or THI, to:

Titan Insurance Services, Inc.
One Nationwide Plaza 1-36-74
Columbus, Ohio 43215
Attention:	James D. Benson
Nationwide Mutual Insurance Company
Senior Vice President, Corporate Controller & Chief Accounting Officer
Facsimile:	(614) 677-6688
Email:	jbenson@nationwide.com

and:

Titan Auto Insurance of New Mexico, Inc.
One Nationwide Plaza 1-36-74
Columbus, Ohio 43215
Attention:	James D. Benson
Nationwide Mutual Insurance Company
Senior Vice President, Corporate Controller & Chief Accounting Officer
Facsimile:	(614) 677-6688
Email:	jbenson@nationwide.com

and:

Nationwide Mutual Insurance Company
One Nationwide Plaza, 1-04-801
Columbus, Ohio 43215
Attention:	Daniel J. Moyer
Vice President, Mergers and Acquisitions
Facsimile:	(614) 677-0172
Email:	moyerd2@nationwide.com

with copies (which shall not constitute notice) to:

Nationwide Mutual Insurance Company
Office of the Chief Legal and Governance Officer
One Nationwide Plaza, 1-32-201
Columbus, Ohio 43215
Attention:	Tamre Edwards
AVP, Associate General Counsel
Facsimile:	(614) 677-8034
Email:	edwart18@nationwide.com

(b)	if to Buyer, to:

First Acceptance Corporation
813 Green Hills Village Drive
Nashville, TN 37215
Attention:	Brent Gay
Chief Financial Officer
Facsimile:	615-844-2915
Email:	brentgay@acceptanceinsurance.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David E. Shapiro
Gordon S. Moodie
Facsimile:	(212) 403-2000
Email:	DEShapiro@wlrk.com
GSMoodie@wlrk.com
9.5.	Interpretation.

When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  Capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.

9.6.	Entire Agreement.

This Agreement, the Confidentiality Agreement and the Ancillary Agreements, Exhibits, Schedules and other agreements and instruments delivered in connection herewith constitute the entire agreement among the Parties, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter of this Agreement. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

9.7.	No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of each Party and its respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Article 7.

9.8.	Governing Law.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

9.9.	Submission to Jurisdiction.

Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other Party or Parties or their successors or assigns may be brought and determined exclusively in any Delaware State or federal court sitting in Wilmington, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware or federal court), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each Party further agrees to accept service of process in any manner permitted by such courts. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.10.	Waiver of Jury Trial.

EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL OR EQUITABLE PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH LEGAL, EQUITABLE OR ALTERNATIVE DISPUTE RESOLUTION PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11.	Disclosure Generally.

Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Seller Material Adverse Effect” or “Buyer Material Adverse Effect” or other similar terms in this Agreement.

9.12.	Assignment; Successors.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Sellers may assign their right to receive the Purchase Price, to one or more Affiliates of Sellers without the consent of Buyer and; provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.13.	Enforcement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it will be difficult to determine the resulting damages to the non-breaching party. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware State or federal court sitting in Wilmington, Delaware (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each party further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

9.14.	Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.15.	Attorneys Fees.

If any Action is instituted to enforce or interpret this Agreement, the Party or Parties prevailing in such Action shall be entitled to recover its reasonable attorneys’ fees and costs as determined by the court.

9.16.	Counterparts.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

9.17.	Electronic Signatures.

A manual signature on this Agreement, the Ancillary Agreements or any other documents to be delivered pursuant to this Agreement, an image of which shall have been transmitted electronically, will constitute an original signature for all purposes.  The delivery of copies of this Agreement, the Ancillary Agreements or any other documents to be delivered pursuant to this Agreement, including executed signature pages where required, by electronic transmission will constitute effective delivery of this Agreement, the Ancillary Agreement or such other document for all purposes.

9.18.	No Strict Construction.

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:	SELLERS:
ACCEPTANCE INSURANCE AGENCY OF TENNESSEE, INC.	titan insurance services, inc.
By: /s/ JOSEPH S. BORBELY Name: Joseph S. Borbely Title: President	By: /s/ JAMES D. BENSON Name: James D. Benson Title: President
FIRST ACCEPTANCE CORPORATION, solely for the purpose of the limited guarantee in Section 1.4(c).	titan auto insurance of new mexico, inc.
By: /s/ JOSEPH S. BORBELY Name: Joseph S. Borbely Title: President & Chief Executive Officer	By: /s/ JAMES D. BENSON Name: James D. Benson Title: President
THI HOLDINGS (DELAWARE), INC., solely for the purpose of the limited guarantee in Section 7.11.
By: /s/ JAMES D. BENSON Name: James D. Benson Title: President

EXHIBIT A

DEFINITIONS

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate,” with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common Control with, such specified Person; provided, however, that with respect to Sellers the term “Affiliates” does not include any independent, exclusive or other independent contractor agents or producers of Sellers and their Affiliates.

“Agency Agreement” means an agency agreement in form reasonably satisfactory to Buyer and Sellers pursuant to which certain insurance company Affiliates of Sellers shall appoint Buyer or its Affiliates as independent agents of such insurance companies as of the Closing Date solely for purposes of supporting the Retail Store Insurance Business.

“Agency Management System” means the custom Microsoft.NET and Microsoft SQL Server solution developed by Sellers and their Affiliates to create an interface with certain licensed Technology Systems utilized by the Retail Store Insurance Business, including the proprietary source code related to such solution.  The Agency Management System solely consists of the following components:  (i) comparative rater interfaces that accept quote information from various comparative rating programs to facilitate the recording of transactions for the Retail Store Insurance Business, (ii) a transaction recorder that consists of data entry screens for capturing individual transactions for the Retail Store Insurance Business, (iii) a reporting system to provide summary and detailed reporting around the Retail Store Insurance Business and (iv) an interface with Applied Systems, Inc.’s “Connexion” tool needed to communicate with Applied Systems, Inc.’s TAM database.  For the avoidance of doubt, the Parties acknowledge that the Agency Management System is dependent upon and does not include any licensed Technology Systems including, without limitation, Applied Systems, Inc.’s “TAM” database package, Applied Systems, Inc.’s “Connexion” tool, Microsoft.NET, and Microsoft SQL Server.  For the avoidance of doubt, the Parties acknowledge and agree that, subject to Section 1.2, the Contracts related to the Applied Systems, Inc. “TAM” database package and “Connexion” tool are Transferred Contracts set forth on Section 1.1(a)(ii)(B) of the Disclosure Schedules.

“Ancillary Agreements” means the Bill of Sale; the Assignment and Assumption Agreement; the Transition Services Agreement; the Reverse Transition Services Agreement; the Agency Agreement; the License Agreement; with respect to each of the Real Property Leases for which Buyer has received consent, an Assignment and Assumption of Lease duly executed by Buyer and Sellers; and all other agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Assignment and Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to Buyer and Sellers pursuant to which Sellers shall assign to Buyer all of the intangible property owned by Seller as of the Closing Date that is included in the Transferred Assets and Buyer shall assume all of the liabilities held by Sellers as of the Closing Date that are included in the Assumed Liabilities.

“Bill of Sale” means a bill of sale in form reasonably satisfactory to Buyer and Sellers transferring to Buyer all of the tangible personal property owned or held by Sellers as of the Closing Date that is included in the Transferred Assets.

“Books and Records” means all the books, records and documents primarily or exclusively relating to the Retail Store Insurance Business, including, without limitation, such books, records and documents that contain information relating to the Policies placed through the Retail Store Insurance Business and related Renewal Rights, in each case whether or not in electronic form; provided, however, that “Books and Records” do not include (i) underwriting files, claims files or other records used by an insurance underwriter or claims administrator of any of any insurance company Affiliates of Sellers, (ii) Sellers’ corporate books and records of internal corporate proceedings (including minute books), tax records, accounting records, internal reports relating to the business activities of the Sellers that are not Transferred Assets, work papers, employee-related or employee benefit-related files or records, and any other books and records which, in each case, Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and are required by applicable Law to retain, (iii) Joint Information to the extent permitted by this Agreement to be retained by Sellers, and (iv) books, records and documents of Sellers and any of its Affiliates containing or reflecting any of the communications (regardless of medium) between Sellers or any of their respective Affiliates, on the one hand, and their legal counsel on the other hand, including the work product of legal counsel with respect to the transactions contemplated by this Agreement or the Ancillary Agreements, and all rights with respect to any of the foregoing (collectively, the “Excluded Books and Records”).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Wilmington, Delaware.

“Buyer Material Adverse Effect” means any event, circumstance, change, development or effect that, individually or in the aggregate, is reasonably likely to prevent Buyer from consummating the transactions contemplated by this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

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“Data” means information provided to Buyer pursuant to this Agreement, including, data relating to each client’s Policy including policy numbers, effective dates, product type, coverage types and amounts, , personally identifiable information of the insured, and any applicable claim information (loss date, loss description, and loss amount).

“Employees” means all individuals employed by Sellers immediately prior to the Closing Date (including (a) those on military leave and family and medical leave, (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state Law or under any leave of absence policy of Sellers, and (c) those on short-term disability under Sellers’ short-term disability program), whose duties relate primarily or exclusively to the operations of the Retail Store Insurance Business regardless of the company payroll on which such individuals are listed.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any other Person that is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or (b)(1) of ERISA.

“Excluded Taxes” shall mean any and all Taxes (a) relating to the Retail Store Insurance Business, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (b) of Sellers or any Affiliate thereof (or any direct or indirect owner of any of them relating to, arising out of or in connection with such ownership), (c) resulting from any breach of any representation, warranty or covenant of Sellers under this Agreement (without regard to any qualification as to materiality or Seller Material Adverse Effect included therein), subject to Section 7.5(c)(ii), or (d) resulting to Buyer or any of its Affiliates as a transferee or successor or otherwise attaching to the Transferred Assets.  For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Identical Geographic Location” means (i) less than 50 miles from such employee’s former principal place of work; or (ii) if the Employee had no former principal place of work, less than 50 miles from such Employee’s residence.  An Employee’s “principal place of work” is

3

the location at which the Employee spends most of his working time and at which he/she performs services, or, if no one place of work dominates, the location at which business activities are centered (such as the reporting location).

“Income Taxes” means any Tax based on or measured by reference to net income, including any interest, penalty or addition thereto, whether disputed or not.

“Indebtedness” of any Person means, without duplication:  (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; (d) indebtedness due to such Person’s Affiliates; and (e) obligations under deferred compensation programs or for dividends owed.

“Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction with respect to the following:  (i) trade names, trademarks and service marks (registered and unregistered), domain names, trade dress and similar rights and applications to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); and (iv) know-how, inventions, discoveries, methods, processes, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, including customer lists, in each case that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure, but excluding any Copyrights or Patents that cover or protect any of the foregoing (collectively, “Trade Secrets”).

“Intentional Misrepresentation” means the intentional or willful deception of a Person with the specific intent to induce such Person to alter his/her position to his/her injury or risk.

“IRS” means the Internal Revenue Service of the United States.

“Joint Information” means any information used to engage in both the Retail Store Insurance Business and the business of the Sellers or its Affiliates other than the Retail Store Insurance Business.

“Knowledge,” with respect to the applicable party, means the actual knowledge, after due inquiry, of the persons listed in Section (A)(i) of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Locations” means the locations subject to the Real Property Leases.

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“Losses” means any and all direct out-of-pocket losses, liabilities, damages, judgments, awards, penalties, fines, costs and expenses (including reasonable attorneys’ fees and expenses) that are imposed upon or otherwise incurred, suffered or sustained by an Indemnified Party, other than punitive, incidental, consequential, special or indirect damages, business interruption loss, loss of future revenue, profits or income, or loss of business reputation or opportunity relating the breach or alleged breach of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices, certifications or other authorizations of any Governmental Authority.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business for sums not yet due and relating to obligations as to which there is no default on the part of Sellers, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) any other Encumbrance set forth on Section (A)(ii) of the Disclosure Schedules, (d) statutory landlords’ Encumbrances under leases to which Sellers is a party for sums not yet due, (e) liens arising under original purchase price conditional sales contracts and equipment leases with Third Parties entered into in the ordinary course of business which are not, individually or in the aggregate, material to the Retail Store Insurance Business, and (f) minor irregularities in title that do not materially detract from the value of or interfere with the present use of any Transferred Asset and which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Transferred Assets.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policy” or “Policies” means an agreement or Contract of insurance (including any renewals or replacements thereof) between an insurance company and an insured whereby the insured makes premium payments to the insurance company in exchange for the insurance company’s promise to compensate or indemnify the insured in the case of a financial loss.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Property Taxes” shall mean real, personal and intangible property taxes.

“Restricted Territory” means the states of Arizona, California, Florida, Nevada, New Mexico and Texas.

“Retail Store Insurance Business” means the insurance agency business owned and conducted by Sellers in the stores located at the Leased Locations.

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“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Return Commissions” means commission reimbursements due to the carrier by the broker or agent on Existing Policies that cancel prior to the Policies’ expiration date.

“Seller Benefit Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all formal written plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of Sellers or their ERISA Affiliates (other than routine administrative procedures or as may otherwise be required by applicable Law) maintained for the benefit of the Retail Store Insurance Business or to which Sellers or an ERISA Affiliate of Sellers contributes or participates on behalf of any Employee, in effect as of the date hereof, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical and life insurance plans in which any of the Employees or their dependents participate.

“Seller Material Adverse Effect” means any event, circumstance, change, development, effect, fact, condition or occurrence that, individually or in the aggregate, is or would reasonably be expected to be (i) materially adverse to the business, financial condition, operations, assets, liabilities or results of operations of the Retail Store Insurance Business, taken as a whole or (ii) reasonably likely to prevent Sellers from consummating the transactions contemplated by this Agreement on a timely basis; provided, however, that “Seller Material Adverse Effect” shall not include the effect of any event, circumstance, change, development, effect, fact, condition or occurrence arising out of or attributable to (1) the markets in which the Retail Store Insurance Business operates generally, (2) general economic or political conditions, (3) the public announcement of this Agreement or of the consummation of the transactions contemplated hereby, including losses or threatened losses of employees, (4) any change arising in connection with acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof, (5) any changes in applicable Laws, regulations or accounting rules or (6) the failure of Sellers (but not the underlying causes of such failure) to meet any projections, estimates or budgets with regard to the Retail Store Insurance Business for any period prior to, on or after the date of this Agreement; and provided further, in the case of clauses (1), (2), (4) and (5) above, that any such circumstance, change, development, effect, fact, condition, occurrence or event does not affect the Retail Store Insurance Business, taken as a whole, in a materially disproportionate manner compared to other similarly situated businesses in the industry in which the Retail Store Insurance Business operates.

“Straddle Period” shall mean any complete Tax period that includes but does not end on the Closing Date.

“Tax” or “Taxes” means any material federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all income, gross income, net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs

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duties, fees, assessments and charges of any kind imposed by any Governmental Authority, including any interest or penalties, or additions to tax in respect of the foregoing.

“Taxing Authority” means any Governmental Authority whose functions includes the assessment, determination, collection or imposition of any Tax.

“Technology Systems” means all electronic data processing, software (other than commercially available off-the-shelf software), information, record-keeping, communications, telecommunications, hardware and computer systems that are owned, leased or licensed by Sellers or their Affiliates.

“Third Party” means any Person who is not a Party.

“Transferred Confidential Information” means all “Confidential Information” /”Evaluation Material” as defined in the Confidentiality Agreement] which relates solely and exclusively to the Retail Store Insurance Business, but excluding any Excluded Books and Records.

“Transition Policies” means all Policies placed with the insurance company Affiliates of Sellers through the Retail Store Insurance Business on or after the Closing Date pursuant to the Transition Plan.

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Table of Definitions

The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

Accountant’s Statement	4.18(c)
Acquisition Proposal	4.19
Agreement	Preamble
Assumed Liabilities	1.1(c)
Business Intellectual Property	2.16(a)
Buyer	Preamble
Buyer Benefit Plans	4.5(e)
Buyer Fundamental Representations	6.2(a)
Buyer Indemnified Parties	7.2
Buyer Obligations	1.4(c)
California Purchase Price Adjustment	4.18(c)
Cancellation Amount	1.6(a)
Claims and Underwriting Goodwill	1.1(b)(iii)
Closing	1.5(a)
Closing Date	1.5(a)
Closing Payment	1.4(a)
Confidentiality Agreement	4.6(a)
De Minimis Threshold	7.5(b)
Deductible	7.5(b)
Disclosure Schedules	Article 2
Dispute Notice	7.4(c)
Effective Time	1.5(a)
Employee Information Document	2.7(a)
Excluded Assets	1.1(b)
Excluded Liabilities	1.1(d)
Excluded Tangible Personal Property	1.1(a)(ii)(C)
Existing Policies	1.1(a)(ii)(A)
First Acceptance	Preamble
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Interim Financial Statements	2.13
Leasehold Improvements	1.1(a)(ii)(G)
License Agreement	4.13
Material Contracts	2.9(a)
Non-Solicitation Period	4.14(a)
Party	Preamble
Post-Closing Commission Liabilities	1.6(a)
Potential Contributor	7.6
Preliminary Proration Schedule	1.7(a)
Proration Schedule	1.7(a)
Purchase Price	1.4(a)
Real Property	1.1(a)(ii)(F)
Real Property Leases	1.1(a)(ii)(F)
Real Property Permits	2.15(c)
Release Date	7.1(a)

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Renewal Rights	1.1(a)(ii)(A)
Representatives	2.19
Reverse Transition Services Agreement	4.12
Seller Fundamental Representations	6.3(a)
Seller Indemnified Parties	7.3
Seller Obligations	7.11
Seller Severance Plan	4.5(c)
Sellers	Preamble
Sellers’ Extension Date	1.5(a)
Sellers’ Extension Option	1.5(a)
Tangible Personal Property	1.1(a)(ii)(C)
Tax Arbitrator	5.6
Tax Claim	7.4(d)
Tax Controlling Party	7.4(d)
Tax Non-Controlling Party	7.4(d)
THI	Preamble
Third Party Accountant	1.7(b)
Third Party Carriers	4.18(a)
Third Party Claim	7.4(a)
TISI	Preamble
Titan New Mexico	Preamble
Transfer Taxes	5.4
Transferred Assets	1.1(b), 1.1(a)(ii)
Transferred Contracts	1.1(a)(ii)(B)
Transferred Employees	4.5(a)
Transition Period	4.13
Transition Plan	4.16(a)
Transition Services Agreement	4.12

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